Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PHC, INC.,

ACADIA HEALTHCARE COMPANY, INC.

and

ACADIA MERGER SUB, LLC

Dated as of May 23, 2011

TABLE OF CONTENTS
                                                                                                                                                                                                                                                                                                 Page
ARTICLE I

THE MERGER
SECTION 1.01	The Merger	7
SECTION 1.02	Closing	8
SECTION 1.03	Effective Time	8
SECTION 1.04	Effective of the Merger	8
SECTION 1.05	Governing Documents of the Surviving Company	8
SECTION 1.06	Governing Documents of Acadia	8
SECTION 1.07	Managers and Officers	8

ARTICLE II

EFFECT OF THE MERGER ON SECURITIES

ARTICLE III

REPRESENTATION AND WARRANTIES OF ACADIA AND MERGER SUB

SECTION 3.18	Environmental Matters	25
SECTION 3.19	Acadia Board Approval; No Vote Required	26
SECTION 3.20	Brokers	26
SECTION 3.21	Acadia Related Party Transactions	26
SECTION 3.22	Estimated Acadia Fees and Expenses	26
SECTION 3.23	Interested Stockholder	26
SECTION 3.24	Representations Complete	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PIONEER

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01	Conduct of Business by Acadia Pending the Merger	40
SECTION 5.02	Conduct of Business by Pioneer Pending the Merger	42
SECTION 5.03	Pioneer’s Pending Acquisition	45

ARTICLE VI

ADDITIONAL AGREEMENTS

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01	Conditions to the Obligations of Each Party	58
SECTION 7.02	Conditions to the Obligations of Acadia	59
SECTION 7.03	Conditions to the Obligations of Pioneer	61
SECTION 7.04	Reliance on Article VII	62

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01	Termination	62
SECTION 8.02	Effect of Termination, Termination Fee and Expense Reimbursement	63
SECTION 8.03	Extension; Waiver	65
SECTION 8.04	Amendment	65

ARTICLE IX

GENERAL PROVISIONS

Exhibit A                     Form of Pioneer Voting Agreement
Exhibit B                      Form of Amended and Restated Certificate of Incorporation
Exhibit C                      Form of Amended and Restated Bylaws
Exhibit D                      Form of Opinion of Special Counsel
Exhibit E                      Stockholders Agreement
Exhibit F                      Acadia Tax Certificate
Exhibit G                      Deficit Note
Exhibit H                      Pioneer Tax Certificate

INDEX OF DEFINED TERMS

Defined Term	Location of Definition
Acadia	Preamble
Acadia Balance Sheet	§ 3.11
Acadia Board	Recitals
Acadia Common Stock	§ 2.01(a)
Acadia Disclosure Schedule	Preamble to Article III
Acadia Expenses	§ 8.02(i)
Acadia Financials	§ 3.07(a)
Acadia Material Contract	§ 3.16
Acadia Member Approval	§ 3.19(b)
Acadia Organizational Documents	§ 3.02
Acadia Permits	§ 3.06
Acadia Plans	§ 3.13(a)
Acadia Reimburse Expenses	§8.02(c)
Acadia Stock	§ 3.03 (a)
Acadia Stockholders	Recitals

Defined Term	Location of Definition
Action	§ 3.10
Agreement	Preamble
Alternative Acquisition Agreement	§ 6.04(c)(ii)
Assumed Stock Option	§ 2.05(b)
Assumed Warrant	§ 2.05(c)
Certificate of Merger	§ 1.03
Certificates	§ 2.02(a)
Certified Shares	§ 2.02(a)
Class A Merger Consideration	§ 2.01(a)
Class B Merger Consideration	§ 2.01(a)
Closing	§ 1.02
Closing Excess Shares	§ 2.01(e)
Code	Recitals
Common Stock Trust	§ 2.01(e)(iii)
Confidentiality Agreement	§ 6.03(b)
Debt Commitment Letters	§ 6.16
Delaware Act	Recitals
Delaware Law	Recitals
D&O Insurance	§ 6.05(b)
Effective Time	§ 1.03
End Date	§ 8.01(b)(i)
Environmental Laws	§ 3.18(a)
ERISA	§ 3.13(a)
Estimated Acadia Fees and Expenses	§ 3.22
Estimated Pioneer Fees and Expenses	§ 4.23
Exchange Act	§ 3.05(b)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Financing	§ 6.17
Form S-4	§ 3.05(b)
GAAP	§ 3.07(c)
Government Program	§ 3.05(b)
Governmental Authority	§ 3.05(b)
HSR Act	§ 3.05(b)
Indemnified Party	§ 6.05(a)
Interim Pioneer Financials	§ 4.07(a)
IRS	§ 3.13(c)
Massachusetts Law	§ 6.02(a)
MeadowWood Schedule Supplement	§ 6.08(b)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Nasdaq	§ 7.02(g)
Non-Paying Party	§ 8.02(d)
Notice Period	§ 6.04(d)(iii)
Order	§ 3.10
Pioneer	Preamble
Pioneer Board	Recitals
Pioneer Balance Sheet	§ 4.11

Defined Term	Location of Definition
Pioneer Board Adverse Recommendation Change	§ 6.04(c)
Pioneer Board Recommendation	§ 4.19(a)
Pioneer Class A Common Stock	§ 4.03(a)
Pioneer Class B Common Stock	§ 4.03(a)
Pioneer Class C Common Stock	§ 4.03(a)
Pioneer Disclosure Schedule	Preamble to Article IV
Pioneer Expenses	§ 8.02(c)(ii)
Pioneer Financial Advisor	§ 4.21
Pioneer Financials	§ 4.07
Pioneer Material Contract	§ 4.16
Pioneer Organizational Documents	§ 4.02
Pioneer Permits	§ 4.06
Pioneer Preferred Stock	§ 4.03(a)
Pioneer Shareholders	Recitals
Pioneer Shareholders’ Meeting	§ 6.02(a)
Pioneer Stock	§ 4.03(a)
Pioneer Stock Option	§ 2.05(b)
Pioneer Voting Agreement	Recitals
Pioneer Warrant	§ 2.05(c)
Pre-Merger Acadia Stock	§ 2.06(a)
Proxy Statement/ Prospectus	§ 3.05(b)
Record Date	§ 6.02(b)
Replacement Plans	§ 6.07(a)
SEC	§ 3.05(b)
SEC Reports	§ 4.07
Securities Act	§ 3.05(b)
Surviving Company	§ 1.01
Transactions	Recitals
Voting Acadia Debt	§ 3.03(c)
Voting Pioneer Debt	§ 4.03(c)
WARN Act	§ 3.14(d)
YFCS Financials	§ 3.07(b)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 23, 2011, by and among PHC, Inc., a Massachusetts corporation (“Pioneer”), Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”), and Acadia Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Act, as amended (the “Delaware Act” and, collectively with the laws of the State of Delaware, “Delaware Law”) and the Massachusetts Business Corporation Act (the “MBCA”), Pioneer, Acadia and Merger Sub have agreed to enter into a business combination transaction pursuant to which Pioneer will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”);

WHEREAS, the board of directors of Acadia (the “Acadia Board”) has (i) determined that the Merger and the other transactions contemplated by this Agreement, including without limitation all the matters described in Section 6.02(a) (collectively, the “Transactions”) are fair to and in the best interests of Acadia and the stockholders of Acadia (the “Acadia Stockholders”), and (ii) approved this Agreement;

WHEREAS, (i) Acadia is the sole member of Merger Sub, (ii) the Acadia Board has approved this Agreement and (iii) immediately following the execution of this Agreement, Acadia, as the sole member of Merger Sub, shall adopt this Agreement;

WHEREAS, the board of directors of Pioneer (the “Pioneer Board”) has (i) determined that the Transactions are fair to and in the best interests of Pioneer and the shareholders of Pioneer (the “Pioneer Shareholders”), (ii) adopted this Agreement, (iii) directed that this Agreement be submitted to the Pioneer Shareholders for their approval and (iv) resolved to recommend that the Pioneer Shareholders approve this Agreement and the Merger;

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which the Merger is to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Acadia to enter into this Agreement, each of the persons identified on Schedule A attached hereto have entered into voting agreements with Pioneer and Acadia (the “Pioneer Voting Agreement”), dated as of the date of this Agreement, which agreements are in substantially the form of Exhibit A attached hereto, pursuant to which each such Person has agreed, among other things, to vote all shares of Pioneer Stock held by such Person in favor of the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Pioneer, Merger Sub and Acadia hereby agree as follows:

               ARTICLE I

THE MERGER

SECTION 1.01 The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law and the MBCA, at the Effective Time, Pioneer shall be merged with and into Merger Sub.  At the Effective Time, the separate corporate existence of Pioneer shall cease, and Merger Sub shall continue as the surviving company of the Merger (the “Surviving Company”), and shall be a wholly owned, direct subsidiary of Acadia.  The Surviving Company will be governed by Delaware Law.

SECTION 1.02 Closing.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Central time, on the second Business Day following the satisfaction or, if permissible, waiver of the conditions to the Merger set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing), at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, unless another time, date and/or place is agreed to in writing by Acadia and Pioneer (the “Closing Date”).

SECTION 1.03 Effective Time.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and completed in accordance with, the relevant provisions of Delaware Law and by filing with the Secretary of State of the Commonwealth of Massachusetts articles of merger (“Articles of Merger”), together with any required related certificates, in such form as is required by, and executed and completed in accordance with, the relevant provisions of the MBCA.  The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Merger is duly filed with the Secretary of State of the Commonwealth of Massachusetts or at such subsequent date and time as Acadia and Pioneer shall mutually agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 1.04 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of Delaware Law and the MBCA.

SECTION 1.05 Governing Documents of the Surviving Company.  At the Effective Time:

(a) The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

(b) The Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided by applicable law and such limited liability company agreement.

SECTION 1.06 Governing Documents of Acadia.  Prior to the Effective Time:

(a) The Certificate of Incorporation of Acadia shall be amended and restated as set forth in Exhibit B.

(b) The By-laws of Acadia shall be amended and restated as set forth in Exhibit C.

SECTION 1.07 Managers and Officers(a) The managers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.

(b) The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.

       ARTICLE II

EFFECT OF THE MERGER ON SECURITIES

SECTION 2.01 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Acadia, Merger Sub, Pioneer or the holders of Pioneer Class A Common Stock or Pioneer Class B Common Stock, the following shall occur:

(a) Conversion of Pioneer Shares.  Each share of Pioneer Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Pioneer Class A Common Stock to be cancelled pursuant to Section 2.01(b), (ii) any shares of Pioneer Class A Common Stock owned by any Pioneer Subsidiary and (iii) any Dissenting Shares pursuant to Section 2.03) shall be converted into and become exchangeable for one-quarter (¼) of one fully paid and nonassessable share of common stock, par value $0.01 per share, of Acadia (“Acadia Common Stock”) (the “Class A Merger Consideration”).   Each share of Pioneer Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Pioneer Class B Common Stock to be cancelled pursuant to Section 2.01(b), (ii) any share of Pioneer Class B Common Stock owned by any Pioneer Subsidiary and (iii) any Dissenting Shares pursuant to Section 2.03) shall be converted into and become exchangeable for (x) one-quarter (¼) of one fully paid and nonassessable share of Acadia Common Stock and (y) the Pioneer Per Share Class B Cash Consideration (the “Class B Merger Consideration,” and together with the “Class A Merger Consideration,” the “Merger Consideration”).  At the Effective Time, all shares of Pioneer Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration therefor.

(b) Cancellation of Certain Shares.  Each share of Pioneer Common Stock held in the treasury of Pioneer immediately prior to the Effective Time shall be automatically cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub Units.  The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain the issued and outstanding membership interests in the Surviving Company after the Effective Time.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Agent and Exchange Fund.  Prior to the Effective Time, Acadia shall appoint an agent (the “Exchange Agent”) reasonably acceptable to Pioneer for the purpose of exchanging for Merger Consideration (i) certificates (“Certificates”) representing shares of Pioneer Common Stock (“Certificated Shares”) and (ii) uncertificated shares of Pioneer Common Stock (“Uncertificated Shares”).  At or prior to the Effective Time, Acadia shall deposit with or otherwise make available to the Exchange Agent, in trust for the benefit of holders of shares of Pioneer Common Stock, (i) certificates representing shares of Acadia Common Stock sufficient to deliver the aggregate Merger Consideration in accordance with Section 2.01(a) and Section 2.02(e)(i) and (ii) $5,000,000 cash for payment of the Pioneer Class B Cash Consideration (such certificates for shares of Acadia Common Stock and cash  are collectively referred to as the “Exchange Fund”). Acadia agrees to make available to the Exchange Agent, from time to time after the Closing as needed, any dividends or distributions to which such holder is entitled pursuant to Section 2.02(h) of this Agreement, it being understood no holder of shares of Acadia Common Stock received as Merger Consideration shall be entitled to participate in any dividend or distribution contemplated by Section 2.06 with respect to such stock.

(b) Exchange Procedures.  Promptly after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Acadia shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Pioneer Common Stock at the Effective Time a letter of transmittal and instructions reasonably acceptable to Pioneer (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper surrender of the Certificates to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the transfer of Pioneer Common Stock in book) for use in such exchange.  Each holder of Pioneer Common Stock whose Pioneer Common Stock have been converted into the right to receive the Merger Consideration pursuant to Section 2.01(a) shall be entitled to receive, upon (i) surrender to the Exchange Agent of one or more Certificates, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, (w) whole shares of Acadia Common Stock to which such holder of Pioneer Common Stock shall have become entitled pursuant to the provisions of Article II (after taking into account all shares of Pioneer Common Stock then held by such holder), (x) a check representing the amount, if any, of the Pioneer Class B Cash Consideration such holder of Pioneer Common Stock shall have become entitled pursuant to the provisions of Article II, and (y) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(e) in respect of the Certificate(s) or Uncertificated Shares surrendered or transferred pursuant to the provisions of this Section 2.02, and (z) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.02(h), and the Certificate or Certificates so surrendered or transferred shall forthwith be cancelled.  The shares of Acadia Common Stock constituting part of such Merger Consideration, at Acadia’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Pioneer Common Stock or is otherwise required under Applicable Law.  No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.02(h).

(c) Issuance or Payment to Persons Other Than the Registered Holder.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) No Further Rights in Pioneer Common Stock.  All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pioneer Common Stock.  From and after the Effective Time, the holders of Certificates and Uncertificated Shares shall cease to have any rights with respect to such shares of Pioneer Common Stock except as otherwise provided herein.

(e) Fractional Shares.

(i) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acadia Common Stock shall be issued upon the surrender of Certificates or transfer of Uncertificated Shares for exchange, no dividend or distribution with respect to Acadia Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acadia.

(ii) As promptly as practicable following the Effective Time, Acadia shall determine the excess of (x) the number of full shares of Acadia Common Stock to be issued by Acadia pursuant to Section 2.01(a) over (y) the aggregate number of full shares of Acadia to be delivered pursuant to Section 2.02(a) (such excess being herein called the “Closing Excess Shares”). As soon after the Effective Time as practicable, Acadia, as agent for the holders of Pioneer Capital Stock, shall sell the Closing Excess Shares at then prevailing prices on the exchange or electronic market on which such Closing Excess Shares are traded, all in the manner provided in Section 2.02(e)(iii) below.

(iii) The sale of the Closing Excess Shares by Acadia shall be executed on the exchange or electronic market on which such shares are traded through one or more member firms and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Pioneer Capital Stock, Acadia will hold such proceeds in trust for the holders of Pioneer Capital Stock (the “Common Stock Trust”). Acadia shall determine the portion of the Common Stock Trust to which each holder of Pioneer Capital Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Pioneer Capital Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Pioneer Capital Stock are entitled.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund deposited with or otherwise made available to the Exchange Agent pursuant to Section 2.02(a) that remains unclaimed by the holders of Pioneer Common Stock nine (9) months after the Effective Time shall be returned to Acadia, upon demand, and any such holder who has not exchanged its shares of Acadia Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Acadia for, and Acadia shall remain liable for, payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.02(h), in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Acadia shall not be liable to any holder of Pioneer Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Pioneer Common Stock five (5) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Acadia, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acadia, the posting by such Person of a bond, in such reasonable and customary amount as Acadia may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will cause to be paid, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or distributions with respect thereto pursuant to Section 2.02(h), in accordance with this Article II.

(h) Dividends and Distributions.  No dividends or other distributions with respect to securities of Acadia constituting part of the Merger Consideration shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in Section 2.02(b).  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Acadia have been registered, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Acadia Common Stock represented by such Certificate or Uncertificated Share, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Acadia Common Stock represented by such Certificate or Uncertificated Share.

(i) Withholding.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Company and Acadia shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Pioneer shall, and shall cause its Affiliates to, assist Acadia in making such deductions and withholding as reasonably requested by Acadia. If the Exchange Agent, the Surviving Company or Acadia, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Pioneer Common Stock in respect of which the Exchange Agent, the Surviving Company or Acadia, as the case may be, made such deduction and withholding.

SECTION 2.03 Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Pioneer Class A Common Stock and Pioneer Class B Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of shares of Pioneer Class A Common Stock or Pioneer Class B Common Stock who have not voted in favor of or consented thereto in writing and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 13.02 of the MBCA (such shares, the “Dissenting Shares”), shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 2.03) and shall entitle such  shareholder (a “Dissenting Shareholder”) only to payment of the fair value of such Dissenting Shares, in accordance with Section 13.02 of the MBCA, unless and until such Dissenting Shareholder withdraws (in accordance with Part 13 of the MBCA) or effectively loses the right to dissent.  Pioneer shall not, except with the prior written consent of Acadia or as otherwise required by applicable Law, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenting Shares prior to the Effective Time.  Pioneer shall give Acadia prompt notice of any such demands prior to the Effective Time and Acadia shall have the right to participate in and control all negotiations and proceedings with respect to any such demands.  If any Dissenting Shareholder shall have effectively withdrawn (in accordance with Part 13 of the MBCA) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 2.01(a).

SECTION 2.04 Stock Transfer Books.  At the Effective Time, the stock transfer books of Pioneer shall be closed (after giving effect to the items contemplated by this Article III) and thereafter, there shall be no further registration of transfers of shares of Pioneer Common Stock theretofore outstanding on the records of Pioneer.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Pioneer Common Stock except as otherwise provided herein or by Law.

SECTION 2.05 Pioneer Options and Stock-Based Awards.

(a) Equity Award Waivers.  Prior to the Effective Time, Pioneer shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Acadia, from holders of Pioneer Options and other equity awards under the Pioneer Equity Plans and take all such other action, without incurring any liabilities in connection therewith, as Acadia may deem to be necessary to give effect to the transactions contemplated by this Section 2.05.  As promptly as practicable following the date of this Agreement, the Pioneer Board (or, if appropriate, any committee thereof administering the Pioneer Equity Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 2.05.

(b) Pioneer Options.  Effective as of the Effective Time, each then outstanding option to purchase shares of Pioneer Common Stock, whether vested or unvested, (each a “Pioneer Stock Option”), pursuant to the Pioneer Stock Plans and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of, consultant or other service provider to, Pioneer or any of its Subsidiaries shall be assumed by Acadia and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an option to purchase one-quarter (¼) of one share of Acadia Common Stock (an “Assumed Stock Option”) for each share of Pioneer Common Stock subject to such Pioneer Stock Option and the per share exercise price for Acadia Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Pioneer Common Stock at which such Pioneer Stock Option was exercisable immediately prior to the Effective Time multiplied by (ii) four (4) (rounded up to the nearest whole cent), provided, however, that such conversion and assumption of the Assumed Stock Options shall comply with the regulations and other binding guidance under Section 409A of the Code. Except as otherwise provided herein or as set forth on Schedule 2.05(b) (the Assumed Stock Option Schedule), the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions as contemplated by Pioneer Stock Plans) as were applicable to the corresponding Pioneer Stock Options immediately prior to the Effective Time.

(c) Pioneer Warrants. Effective as of the Effective Time, each outstanding warrant to purchase shares of Pioneer Common Stock (each a “Pioneer Warrant”), pursuant to the award agreements evidencing the grant thereunder, shall be assumed by Acadia and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a warrant to purchase one-quarter (¼) of one share of Acadia Common Stock (an “Assumed Warrant”) for each share of Pioneer Common Stock subject to such Pioneer Warrant and the per share exercise price for Acadia Common Stock issuable upon the exercise of such Assumed Warrant shall be equal to (i) the exercise price per share of Pioneer Common Stock at which such Pioneer Warrant was exercisable immediately prior to the Effective Time multiplied by (ii) four (4) (rounded up to the nearest whole cent), provided, however, that such conversion and assumption of the Assumed Warrant shall comply with the regulations and other binding guidance under Section 409A of the Code.  Except as otherwise provided herein, the Assumed Warrants shall be subject to the same terms and conditions (including expiration date and exercise provisions as contemplated by the applicable award agreement) as were applicable to the corresponding Pioneer Warrant immediately prior to the Effective Time.

(d) Miscellaneous.  All amounts payable under this Section 2.05 shall be reduced by amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding or deduction was made.

SECTION 2.06 Acadia Common Stock and Related Matter.

(a) Existing Acadia Shares.  Prior to the Effective Time, Acadia shall consummate a stock split, reverse stock split or issuance of Acadia Common Stock such that the shares of Acadia Common Stock issued and outstanding immediately prior to the Effective Time (“Pre-Merger Acadia Stock”) will, immediately following the Effective Time, equal 77.5% of the Fully Diluted Shares.

(b) Deficit Note(s).  At the Effective Time, if the Net Proceeds Condition is not met, Acadia shall issue to the holders of Acadia Common Stock immediately prior to the Effective Time the Deficit Note(s).

(c) Net Proceeds.  Immediately prior to the Effective Time Acadia shall have the right to declare and,  if so declared, at the Effective Time Acadia shall pay a cash dividend to the holders of shares Acadia Common Stock issued and outstanding immediately prior to the Effective Time in an aggregate amount equal to the Net Proceeds minus the PSA Termination Amount.  While under no obligation to make a dividend, it is Acadia's intention to declare such dividend.

(d) Professional Services Agreement.  At the Effective Time, in connection with the Merger, the financing and the termination of the Professional Services Agreement, Acadia shall have the right to pay the PSA Amount to Waud Capital Partners, LLC pursuant to the terms of a termination agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACADIA AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Acadia and Merger Sub to Pioneer concurrently with the execution and delivery of this Agreement (the “Acadia Disclosure Schedule”), Acadia and Merger Sub hereby represent and warrant to Pioneer as follows:

SECTION 3.01 Organization, Standing and Power; Subsidiaries.

(a) Each of Acadia and its Subsidiaries is a limited liability company or corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation. Each of Acadia and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have an Acadia Material Adverse Effect.

(b) Section 3.01(b) of the Acadia Disclosure Schedule contains a true and complete list of all the Subsidiaries of Acadia, together with the jurisdiction of organization of each such Subsidiary, the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by Acadia and each other Subsidiary of Acadia and the ownership interest of any other Person or Persons in each Subsidiary of Acadia.  None of Acadia or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of Acadia).

SECTION 3.02 Acadia Organizational Documents.  Acadia has made available to Pioneer a true and correct copy of the limited liability company agreement, certificate of incorporation, bylaws and other governing documents, as applicable, of Acadia and each of its Subsidiaries, each as amended to date (collectively, the “Acadia Organizational Documents”).  The Acadia Organizational Documents are in full force and effect.  Neither Acadia nor any of its Subsidiaries is in violation of any of the provisions of its Acadia Organizational Documents, except, in the case of any Subsidiary of Acadia, for violations that would not have an Acadia Material Adverse Effect.

SECTION 3.03 Capitalization.

(a) The authorized capital stock of Acadia consists of (i) 100,000,000 shares of Common Stock (collectively, the “Acadia Stock”).

(b) As of the date hereof, (i) 17,676,101 shares of Acadia Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Acadia Stock are held in the treasury of Acadia, and (iii) no shares of Acadia Stock are held by the Subsidiaries of Acadia.

(c) There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Acadia Stock or capital stock of any Subsidiary of Acadia or obligating Acadia or any of its Subsidiaries to issue or sell any Acadia Stock, shares of capital stock of, or other equity interests in, Acadia or any of its Subsidiaries.  All Acadia Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no material outstanding contractual obligations of Acadia or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Acadia Stock or shares of capital stock of any Subsidiary of Acadia, or options, warrants or other rights to acquire Acadia Stock or shares of capital stock of any Subsidiary of Acadia, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.  There are no bonds, debentures, notes or other indebtedness of Acadia or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Acadia Stock may vote (“Voting Acadia Debt”).  Except for any obligations pursuant to this Agreement, the Acadia Equity Compensation Plans, or as otherwise set forth above, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Acadia or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Acadia or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Acadia Stock, shares of capital stock or other equity interests in, or any security convertible or exchangeable for any Acadia Stock, capital stock of or other equity interest in, Acadia or any of its Subsidiaries or any Voting Acadia Debt, (ii) obligating Acadia or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of any Acadia Stock.  None of Acadia or any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to the Acadia Stock or any equity securities of the Subsidiaries of Acadia or any other Contract relating to disposition, voting, distributions or dividends with respect to any Acadia Stock or equity securities of any of Acadia’s Subsidiaries.

(d) Section 3.03(d) of the Acadia Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of Acadia or any of its Subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to guarantees by the Acadia or any of its Subsidiaries of indebtedness of any other Person in excess of $250,000.

(e) Section 3.03(e) of the Acadia Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Acadia Member and the number and classes of Acadia Stock beneficially owned by such Person.  As of the date hereof, no other Person not disclosed in Section 3.03(e) of the Acadia Disclosure Schedule has a beneficial interest in or a right to acquire any Acadia Stock.  The Acadia Stock disclosed in Section 3.03(e) of the Acadia Disclosure Schedule are, and at the Effective Time shall be, free of any Liens, other than Permitted Liens.

(f) Each outstanding limited liability company interest, share of capital stock, and any other equity interest in each Subsidiary of Acadia is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by Acadia or another Subsidiary of Acadia free and clear of all options, rights of first refusal, agreements, limitations on Acadia’s or any of its Subsidiaries’ voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

SECTION 3.04 Authority Relative to This Agreement.  Acadia and Merger Sub have all necessary corporate and limited liability company power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement by Acadia and Merger Sub and the consummation by Acadia and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate and limited liability company action, and no other proceedings on the part of Acadia or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law and the MBCA).  This Agreement has been duly and validly executed and delivered by Acadia and Merger Sub and, assuming the due authorization, execution and delivery by Pioneer, constitutes a legal, valid and binding obligation of Acadia and Merger Sub, enforceable against Acadia and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.05 No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement by Acadia and Merger Sub does not, and the performance of this Agreement by Acadia and Merger Sub and the consummation by Acadia and Merger Sub of the Transactions will not, (i) conflict with or violate the Acadia Organizational Documents, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and notifications and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any law, applicable to Acadia or any of its Subsidiaries or by which any property or asset of Acadia or any such Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Acadia or any such Subsidiary pursuant to, any Acadia Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have an Acadia Material Adverse Effect or prevent, or materially alter or delay, the consummation of the Transactions.

(b) The execution and delivery of this Agreement by Acadia does not, and the performance of this Agreement by Acadia and the consummation by Acadia of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority, accreditation agency, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Pioneer Shareholders in connection with the Transactions (the “Proxy Statement/ Prospectus”) and of a registration statement on Form S-4 pursuant to which the shares of Acadia Common Stock to be issued in the Merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and obtaining from the SEC such orders as may be required in connection therewith, (iii) any filings required by the rules of the AMEX, (iv) the filing and recordation of appropriate merger documents as required by Delaware Law, the MBCA and appropriate documents with the relevant authorities of other states in which Acadia or any Subsidiary of Acadia is qualified to do business, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (vi) applicable requirements, if any, of Health Care Laws; and (vii) applicable requirements, if any, of Medicare, Medicaid, Tricare or any other similar state or federal health care program (each, a “Government Program”) in which Acadia, any Subsidiary of Acadia or any Acadia Health Care Facility participates; and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect and would not prevent, or materially alter or delay, the consummation of any of the Transactions.

SECTION 3.06 Permits; Compliance.  Acadia, each Subsidiary of Acadia and each of the Acadia Health Care Facilities is in possession of all licenses, interim licenses, qualifications, exemptions, registrations, permits, approvals, accreditations, certificates of occupancy and other certificates, franchises and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Acadia Permits”), except where the failure to have, or the suspension or cancellation of, any of the Acadia Permits would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect.  As of the date of this Agreement, no suspension or cancellation of any of the Acadia Permits is pending or, to the knowledge of Acadia, threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Acadia Permits would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect.  Since January 1, 2008, neither Acadia, any Subsidiary of Acadia or any of the Acadia Health Care Facilities is or has been in conflict with, or in default, breach or violation of, (i) any Healthcare Law or other law applicable to such entity or by which any property or asset of such entity is bound or affected, or (ii) any contract or Acadia Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (i) and (ii), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect.  Without limiting the generality of the foregoing, (x) Acadia, each Subsidiary of Acadia and each of the Acadia Health Care Facilities is in compliance with the requirements of and conditions for participating in the Government Programs such entity participates in as of the date of this Agreement and (y) all claims for payment or cost reports filed or required to be filed by Acadia and each Acadia Healthcare Facility under any Government Program or any private payor program have been prepared and filed in accordance with all applicable laws, except, in the case of clauses (x) and (y), for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect.

SECTION 3.07 Financial Statements; Undisclosed Liabilities.

(a) Acadia has delivered to Pioneer its (i) audited consolidated financial statements (including balance sheet, statement of operations and statement of cash flows) as at and for the twelve-month periods ended December 31, 2008, 2009 and 2010, and (ii) unaudited consolidated financial statements for the three-month period ending March 31, 2011 (such audited and unaudited financial statements, collectively, the “Acadia Financials”).

(b) Acadia has delivered to Pioneer (i) audited consolidated financial statements (including balance sheet, statement of operations and statement of cash flows) as at and for the twelve-month periods ended December 31, 2008, 2009 and 2010, and (ii) unaudited consolidated financial statements for the three-month period ending March 31, 2011, in each case of Youth & Family Centered Services, Inc. (such audited and unaudited financial statements, collectively, the “YFCS Financials”).

(c) Each of the financial statements (including, in each case, any notes thereto) comprising the Acadia Financials and the YFCS Financials was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to the absence of notes and normal and recurring year-end adjustments), and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Acadia and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(d) The records, systems, controls, data and information of Acadia and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Acadia or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on Acadia’s system of internal accounting controls.

(e) Neither Acadia nor any Subsidiary of Acadia has any material liability or obligation of a nature required to be reflected on the face of a balance sheet prepared in accordance with GAAP (and not including any notes thereto), except for liabilities and obligations (i) reflected or reserved against on the audited consolidated balance sheet of Acadia or its Subsidiaries as of December 31, 2010 or on the consolidated balance sheet of Acadia or its  Subsidiaries as of March 31, 2011, (ii) reflected or reserved against on the audited consolidated balance sheet included in the YFCS Financial Statements as of December 31, 2010 or on the consolidated balance sheet included in the YFCS Financial Statements as of March 31, 2011, (iii) incurred in connection with the Transactions, or (iv) incurred in the ordinary course of business since December 31, 2010 that would not have an Acadia Material Adverse Effect.

(f) Acadia’s Net Debt does not exceed $163,000,000.  No items set forth on the Acadia Disclosure Schedule shall qualify this Section 3.07(f).

SECTION 3.08 Information Supplied.  The information supplied by Acadia for inclusion or incorporation by reference in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acadia for inclusion in the Proxy Statement/ Prospectus shall not, on the date the Proxy Statement/ Prospectus is first mailed to the Pioneer Shareholders, at the time of the Pioneer Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/ Prospectus based upon information furnished by Pioneer or any of its Representatives.

SECTION 3.09 Absence of Certain Changes or Events.  Since the Acadia Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of Acadia and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been or occurred:

(a) any Acadia Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the covenants set forth in Section 5.01.

SECTION 3.10 Absence of Litigation; Restrictions of Business Activities.  (a) There is no material litigation, suit, claim, investigation, arbitration, mediation, inquiry, action or proceeding of any nature before any Governmental Authority (an “Action”) pending or, to the knowledge of Acadia, threatened against Acadia or any of its Subsidiaries, or any of their respective officers, directors or limited liability company managers, or any property or asset of Acadia or any of its Subsidiaries and (b) none of Acadia or any Subsidiary of Acadia is subject or bound by any material outstanding order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Authority (an “Order”).

SECTION 3.11 Title to Property.  Acadia and its Subsidiaries have good, valid and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the audited consolidated balance sheet of Acadia and its consolidated Subsidiaries at the Acadia Balance Sheet Date (the “Acadia Balance Sheet”) or acquired after the Acadia Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Acadia Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens, other than Permitted Liens. The plants, property and equipment of Acadia and its Subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All material properties used in the operations of Acadia and its Subsidiaries are reflected in the Acadia Balance Sheet or the audited consolidated balance sheet included in the YFCS Financial Statements as of December 31, 2010, to the extent required by GAAP.  Section 3.11 of the Acadia Disclosure Schedule identifies the address of each parcel of real property owned or leased by Acadia or any of its Subsidiaries.

SECTION 3.12 Intellectual Property.

(a) Acadia and its Subsidiaries own, license or otherwise legally possess enforceable rights to use all Intellectual Property Rights that are used in the business of Acadia and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect. Acadia and its Subsidiaries have not (i) licensed any of the Software owned by Acadia or any of its Subsidiaries in source code form to any party or (ii) entered into any exclusive agreements relating to the Intellectual Property Rights owned by Acadia or any of its Subsidiaries with any party.

(b) Section 3.12(b) of the Acadia Disclosure Schedule lists (i) all Intellectual Property Rights owned by Acadia or any of its Subsidiaries that is patented, registered or subject to applications for patent or registration, including the jurisdictions in which each such Intellectual Property Rights have been issued or registered or in which any application for such issuance and registration has been filed, and (ii) all Acadia Third Party Intellectual Property Rights.

(c) To the knowledge of Acadia, there has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property Rights owned by Acadia or any of its Subsidiaries by any third party, including any employee or former employee of Acadia or any of its Subsidiaries.  To the knowledge of Acadia, no claim by any Person contesting the validity, enforceability, use or ownership of any Intellectual Property Rights owned by Acadia or any of its Subsidiaries has been made or is currently outstanding.

(d) Subject to Section 6.07 hereof, Acadia is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property Rights or Acadia Third Party Intellectual Property Rights.

(e) Acadia has taken commercially reasonable steps to maintain the Intellectual Property Rights that Acadia or any of its Subsidiaries owns.  Neither Acadia nor any Subsidiary of Acadia has been sued in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property Rights of any third party. To the knowledge of Acadia, neither Acadia nor any Subsidiary of Acadia has infringed or misappropriated any Intellectual Property Rights of any third party. Neither Acadia nor any Subsidiary of Acadia has received any written threats or notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any Person). Neither Acadia nor any Subsidiary of Acadia has brought any action, suit or proceeding for infringement or misappropriation of Intellectual Property Rights or breach of any license or agreement involving Intellectual Property Rights against any third party.

(f) Acadia and all of its Subsidiaries, in connection with businesses of Acadia and such Subsidiaries, have taken commercially reasonable steps to safeguard the internal and external integrity of their respective IT Assets. With respect to such IT Assets, (a) there have been no material unauthorized intrusions or breaches of security within the past thirty-six (36) months, (b) there has not been any material malfunction that has not been remedied or replaced in all material respects, (c) within the past thirty-six (36) months, there has been no material unplanned downtime or material service interruption.

SECTION 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Acadia Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or retention plans, equity and equity-based compensation plans, and  other material benefit plans, programs, policies or arrangements which are currently maintained, contributed to or sponsored by Acadia or any Subsidiary of Acadia for the benefit of any current or former employee, consultant, officer or director of Acadia or any Subsidiary of Acadia (collectively, the “Acadia Plans”).

(b) With respect to each Acadia Plan, Acadia has made available to Pioneer copies, as applicable, of (A) such Acadia Plan, including any material amendment thereto, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the two most recent annual reports on Form 5500 required to be filed with respect thereto.

(c) Each Acadia Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service of the United States (the “IRS”), or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Acadia, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Acadia Plan.

(d) Each Acadia Plan has been established, funded and administered in accordance in all material respect with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws.  No Acadia Plan provides retiree or post-employment welfare benefits, and neither Acadia nor any Subsidiary of Acadia has any obligation to provide any retiree or post-employment welfare benefits other than as required by Section 4980B of the Code and for which the covered individual pays the full cost of coverage.

(e) With respect to any Acadia Plan (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Acadia, threatened that would reasonably be expected to result in material liability to Acadia or any Subsidiary of Acadia, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of Acadia, threatened that would reasonably be expected to result in material liability to Acadia or any Subsidiary of Acadia, (iii) there  have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability to Acadia or any Subsidiary of Acadia, and (iv) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty that would reasonably be expected to result in material liability to Acadia or any Subsidiary of Acadia.

(f) Neither Acadia nor any Subsidiary of Acadia sponsors, maintains or contributes to any plan subject to, or has any liability (including on account of any Person that would be treated as a single employer with Acadia or any Subsidiary of Acadia under Section 414(b) or (c) of the Code) under, Section 302 or Title IV of ERISA or Sections 412, 430, 431 or 432 of the Code, including without limitation any “defined benefit plan” or “multiemployer plan” (as defined in Sections 3(35) and 3(37) of ERISA, respectively).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Transactions (alone or in conjunction with any termination of employment on or following the Effective Time) will (i) entitle any employee to any material compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Acadia Plan.

(h) No amount or other entitlement that could be received as a result of the Transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Acadia will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of Acadia or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the Tax required by Sections 409A or 4999 of the Code being imposed on such Person.

SECTION 3.14 Labor and Employment Matters.

(a) Neither Acadia nor any Subsidiary is a party or otherwise subject to any collective bargaining agreement or other labor union Contract applicable to persons employed by Acadia or any of its Subsidiaries, nor, to the knowledge of Acadia, are there any activities or proceedings of any labor union to organize any such employees.  As of the date of this Agreement, there are no unfair labor practice complaints pending against Acadia or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Acadia or any of its Subsidiaries.  As of the date of this Agreement, there is no strike, work stoppage or lockout pending or, to the knowledge of Acadia, threatened by or with respect to any employees of Acadia or any of its Subsidiaries.

(b) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of Acadia and its Subsidiaries has been provided to Pioneer.  Since January 1, 2009, no executive officer’s or key employee’s employment with Acadia or of its Subsidiaries has been terminated for any reason.  As of the date of this Agreement, no executive officer has notified Acadia or any of its Subsidiaries of his or her intention to resign or retire.

(c) Acadia and its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or equivalent law.  Neither Acadia nor its Subsidiaries have incurred, and to the knowledge of Acadia no circumstances exist under which Acadia or its Subsidiaries would reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or state law equivalents.

(d) Neither Acadia nor its Subsidiaries have, during the four-year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or liability under any plant closing notice law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice law.  No arbitration, court decision, order by any Governmental Authority, Acadia Material Contract or collective bargaining agreement to which Acadia or its Subsidiaries is a party or is subject in any way limits or restricts Acadia or its Subsidiaries from relocating or closing any of the operations of Acadia or its Subsidiaries.

SECTION 3.15 Taxes.

(a) Acadia and its Subsidiaries have timely filed or caused to be filed or will timely file or cause to be timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and all such material Tax Returns are complete and accurate in all material respects. Acadia and its Subsidiaries have timely paid or will timely pay all Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which Acadia or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.

(b) Acadia and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, owner or other third party, and Acadia and its Subsidiaries have complied with all reporting and recordkeeping requirements.

(c) Acadia has made available to Pioneer copies of all Tax Returns filed, and any associated examination reports and statements of deficiencies assessed against or agreed to with respect to such Tax Returns, by Acadia or any of its Subsidiaries for all taxable years beginning on or after January 1, 2007.  There are no audits, examinations, investigations or other proceedings in respect of any material Tax of Acadia or any of its Subsidiaries in progress, pending, or, to the knowledge of Acadia, threatened.  No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against Acadia or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith.

(d) Neither Acadia nor any Subsidiary of Acadia has waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) With respect to any period ending on or before the date hereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due and owing, Acadia and each Subsidiary of Acadia has made such accruals as required by GAAP for such Taxes in the books and records of Acadia or its Subsidiaries (as appropriate).

(f) No claim has been made at any time during the past three (3) years by a taxing authority in a jurisdiction where Acadia or any of its Subsidiaries does not file a Tax Return that Acadia or such Subsidiary is or may be subject to Tax by such jurisdiction.

(g) Neither Acadia nor any Subsidiary of Acadia will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period beginning after the Closing as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local law, for a taxable period ending on or before the Closing, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction (within the meaning of Section 1.1502-13 of the Treasury Regulations or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account (within the meaning of Section 1.1502-19 of the Treasury Regulations or any corresponding or similar provision of state, local or foreign income Tax law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) cancellation of debt income deferred under Section 108(i) of the Code.

(h) Neither Acadia nor any Subsidiary of Acadia (A) is a party to or is bound by any material Tax sharing, indemnification or allocation agreement with persons other than wholly owned Subsidiaries of Acadia or (B) has any liability for Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by Contract or otherwise (other than agreements among Acadia and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purposes of which agreements do not relate to Taxes).

(i) Neither Acadia nor any Subsidiary of Acadia has participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither Acadia nor Youth & Family Centered Services, Inc. has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(k) Merger Sub is a disregarded entity as defined in Treasury Regulations section 1.368-2(b)(1)(i)(A) and is disregarded as an entity separate from Acadia for federal income Tax purposes.

SECTION 3.16 Acadia Material Contracts.

(a) Section 3.16(a) of the Acadia Disclosure Schedule sets forth a complete and correct list of all Acadia Material Contracts.  For purposes of this Agreement, the term “Acadia Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which Acadia or any Subsidiary of Acadia is a party or by which Acadia or any Subsidiary of Acadia or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, partnership, joint venture or other similar agreement or arrangement with a Person other than a Subsidiary relating to the formation, creation, operation, management or control of any partnership or joint venture;

(ii) any Contract (other than among consolidated Subsidiaries) relating to:  (A) indebtedness for borrowed money or other indebtedness or obligations secured by mortgages or other Liens; and (B) a guarantee of any item described in (A).

(iii) any Contract that purports to limit in any material respect the right of Acadia or its Subsidiaries (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any Person or operate in any location;

(iv) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person, other than Contracts relating to leasehold improvements, supplies, construction costs and reimbursable expenses, in each case entered into in the ordinary course of business;

(v) any lease or license for real property that provides for payments by Acadia or its Subsidiaries of more than $100,000, in the aggregate, per year;

(vi) any license, royalty or other Contract concerning Intellectual Property Rights which is material to Acadia and the Subsidiaries taken as a whole;

(vii) any Contract that contains a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(viii) any Contract for the employment of any Person on a full-time or consulting basis that provides for (A) payments by Acadia and/or the Subsidiaries of more than $200,000, in the aggregate, per year or (B) payments by Acadia and/or its Subsidiaries for severance, change of control or other payments to any Person of more than $200,000, in the aggregate;

(ix) except as disclosed in the Acadia Disclosure Schedule in response to any other subsection of this Section 3.16, any Contract with any Acadia Related Party; and

(x) except as disclosed in the Acadia Disclosure Schedule in response to any other subsection of this Section 3.16, any Contract that provides for payments by or payments to Acadia and its Subsidiaries of more than $250,000, in the aggregate, per year.

(b) Except as would not have an Acadia Material Adverse Effect, (i) each Acadia Material Contract is a legal, valid and binding agreement in full force and effect and enforceable against Acadia or such Subsidiary of Acadia in accordance with its terms, (ii) none of Acadia or any Subsidiary of Acadia has received any written claim of material default under or cancellation of any Acadia Material Contract, and none of Acadia or any Subsidiary of Acadia is in material breach or material violation of, or material default under, any Acadia Material Contract, (iii) to Acadia’s knowledge, no other party is in material breach or material violation of, or material default under, any Acadia Material Contract, (iv) to Acadia’s knowledge, no event has occurred which would result in a breach or violation of or a default under, any Acadia Material Contract and (v) Acadia has not received any notice from any other party to any Acadia Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Acadia Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.  Acadia has made available to Pioneer a true and complete copy of each Acadia Material Contract.

SECTION 3.17 Insurance.  Section 3.17 of the Acadia Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by Acadia and each of its Subsidiaries, true and complete copies of which have been made available Pioneer.  With respect to each such insurance policy:  (i) each policy with respect to Acadia and its Subsidiaries is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Acadia nor any Subsidiary of Acadia is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Acadia’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy; and (iii) no notice of cancellation or termination has been received.

SECTION 3.18 Environmental Matters.

(a) Acadia and its Subsidiaries are and have been in compliance in all material respects with all applicable laws relating to the protection of human health and the environment or to occupational health and safety (“Environmental Laws”).

(b) Acadia and its Subsidiaries possess all material permits and approvals issued pursuant to any Environmental Law that are required to conduct the business of Acadia and its Subsidiaries as it is currently conducted, and are and have been in compliance in all material respects with all such permits and approvals.

(c) To the knowledge of Acadia, no releases of (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant” or any analogous terminology under any applicable Environmental Law have occurred at, on, from or under any real property currently or formerly owned, operated or occupied by Acadia or any of its Subsidiaries, for which releases Acadia or any such Subsidiary may have incurred liability under any Environmental Law.

(d) Neither Acadia nor any Subsidiary of Acadia has received any written claim or notice from any Governmental Authority alleging that Acadia or any such Subsidiary is or may be in violation of, or has any liability under, any Environmental Law.

(e) Neither Acadia nor any Subsidiary of Acadia has entered into any agreement or is subject to any legal requirement that may require it to pay for, guarantee, defend or indemnify or hold harmless any Person from or against any liabilities arising under Environmental Laws.

(f) All environmental reports, assessments, audits, and other similar documents in the possession or control of Acadia or any of its Subsidiaries, containing information that could reasonably be expected to be material to Acadia or any of its Subsidiaries, have been made available to Pioneer.

SECTION 3.19 Acadia Board Approval; No Vote Required.

(a) The Acadia Board, by resolutions duly adopted has as of the date of this Agreement duly approved this Agreement and the Transactions.  To the knowledge of Acadia, no state takeover statute applies to this Agreement or the Merger.

(b) No vote of the Acadia Stockholders is necessary to adopt this Agreement.

SECTION 3.20 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acadia.

SECTION 3.21 Acadia Related Party Transactions.  (a) No Acadia Related Party has, and no Acadia Related Party has had, any interest in any material asset used or otherwise relating to the business of Acadia or its Subsidiaries, (b) no Acadia Related Party is or has been indebted to Acadia or any of its Subsidiaries (other than for ordinary travel advances) and none of Acadia and its Subsidiaries is or has been indebted to any Acadia Related Party, (c) no Acadia Related Party has entered into, or has any financial interest in, any material Contract, transaction or business dealing with or involving Acadia or any of its Subsidiaries, other than transactions or business dealings conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, and (d) no Acadia Member is engaged in any business that competes with Acadia or any of its Subsidiaries.

SECTION 3.22 Estimated Acadia Fees and Expenses.  Section 3.22 of the Acadia Disclosure Schedule sets forth Acadia’s estimate of the total amount of Acadia’s fees and expenses that will be incurred by Acadia and its Affiliates in connection with the Transactions contemplated by this Agreement (including the Financing), including a list of the recipients of such estimated fees and expenses and the expected amount of such payments to each such recipient (the “Estimated Acadia Expenses”).

SECTION 3.23 Interested Stockholder.  Acadia is not an “interested stockholder” in Pioneer, as such term is defined in Massachusetts General Laws Chapter 110F.

SECTION 3.24 Representations Complete.  None of the representations or warranties made by Acadia herein or in any Schedule hereto, including the Acadia Disclosure Schedule, or certificate furnished by Acadia pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PIONEER

Except as set forth in the disclosure schedule delivered by Pioneer to Acadia concurrently with the execution and delivery of this Agreement (the “Pioneer Disclosure Schedule”), Pioneer hereby represents and warrants to Acadia and Merger Sub as follows:

SECTION 4.01 Organization, Standing and Power; Subsidiaries.

(a) Each of Pioneer and its Subsidiaries is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization. Each of Pioneer and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Pioneer Material Adverse Effect.

(b) Section 4.01(b) of the Pioneer Disclosure Schedule contains a true and complete list of all the Subsidiaries of Pioneer, together with the jurisdiction of organization of each such Subsidiary, the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by Pioneer and each other Subsidiary of Pioneer and the ownership interest of any other Person or Persons in each Subsidiary of Pioneer.  None of Pioneer or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of Pioneer).

SECTION 4.02 Pioneer Organizational Documents.  Pioneer has made available to Acadia a true and correct copy of the restated articles of organization, bylaws, limited liability company agreement, and other governing documents, as applicable, of Pioneer and each of its Subsidiaries, each as amended to date (collectively, the “Pioneer Organizational Documents”).  The Pioneer Organizational Documents are in full force and effect.  Neither Pioneer nor any of its Subsidiaries is in violation of any of the provisions of its Pioneer Organizational Documents, except, in the case of any Subsidiary of Pioneer, for violations that would not have a Pioneer Material Adverse Effect.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of Pioneer consists of (i) 30,000,000 shares of Pioneer Class A Common Stock, par value $0.01 per share (“Pioneer Class A Common Stock”), (ii) 2,000,000 shares of Pioneer Class B Common Stock, par value $0.01 per share (“Pioneer Class B Common Stock”), (iii) 200,000 shares of Class C Common Stock, par value $0.01 per share (“Pioneer Class C Common Stock”), and (iv) 1,000,000 shares of preferred stock, par value $0.01 per share (“Pioneer Preferred Stock” and, collectively with the Pioneer Class A Common Stock, Pioneer Class B Common Stock and Pioneer Class C Common Stock, “Pioneer Stock”).

(b) As of the date hereof, (i) 18,764,118 shares of Pioneer Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, fully paid and nonassessable, (ii) 773,717 shares of Pioneer Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, fully paid and nonassessable, (iii) 1,214,093 shares of Pioneer Class A Common Stock and no shares of Pioneer Class B Common Stock are held in the treasury of Pioneer, (iv) no shares of Pioneer Class A Common Stock or Pioneer Class B Common Stock are held by Subsidiaries of Pioneer, (v) 3,350,000 shares of Pioneer Class A Common Stock are reserved for future issuance in connection with the Pioneer Stock Plans (including 1,287,250 shares of Pioneer Class A Common Stock reserved pursuant to outstanding Pioneer Stock Options), (vi) 363,000 shares of Pioneer Class A Common Stock are reserved for future issuance in connection with the outstanding Warrants, and (vii) no shares of  Pioneer Class C Common Stock or Pioneer Preferred Stock are issued or outstanding.

(c) There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Pioneer or any Subsidiary of Pioneer or obligating Pioneer or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Pioneer or any of its Subsidiaries.  All shares of Pioneer Common Stock subject to issuance in connection with the Transactions, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.  There are no material outstanding contractual obligations of Pioneer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of Pioneer or of any Subsidiary of Pioneer, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.  There are no bonds, debentures, notes or other indebtedness of Pioneer or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Pioneer Stock may vote (“Voting Pioneer Debt”).  Except for any obligations pursuant to this Agreement, the Pioneer Stock Plans, or as otherwise set forth above, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Pioneer or any of its Subsidiaries is a party or by which any of them is bound (1) obligating Pioneer or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, Pioneer or any of its Subsidiaries or any Voting Pioneer Debt, (2) obligating Pioneer or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any Person the right to receive any economic interest of a nature accruing to the holders of any Pioneer Stock.  Except for the Pioneer Voting Agreements, none of Pioneer or any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of Pioneer or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Pioneer or of any of its Subsidiaries.

(d) Section 4.03(d) of the Pioneer Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of Pioneer or any of its Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to guarantees by Pioneer or any of its Subsidiaries of indebtedness of any other Person in excess of $100,000.

(e) Section 4.03(e) of the Pioneer Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all outstanding Pioneer Stock Options, the recipient of each such Pioneer Stock Option, the number of unpurchased shares subject to each such Pioneer Stock Option and the grant date, exercise price, and expiration date of each such Pioneer Stock Option.

(f) Each outstanding share of capital stock, each limited liability company membership interest and each partnership interest of each Subsidiary of Pioneer is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by Pioneer or another Subsidiary of Pioneer free and clear of all options, rights of first refusal, agreements, limitations on Pioneer’s or any of its Subsidiaries’ voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

SECTION 4.04 Authority Relative to This Agreement.  Pioneer has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the receipt of the Pioneer Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement by Pioneer and the consummation by Pioneer of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Pioneer are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the Pioneer Shareholder Approval and the filing and recordation of appropriate merger documents as required by the MBCA and Delaware law).  This Agreement has been duly and validly executed and delivered by Pioneer and, assuming the due authorization, execution and delivery by Acadia and Merger Sub, constitutes a legal, valid and binding obligation of Pioneer, enforceable against Pioneer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Pioneer does not, and the performance of this Agreement by Pioneer and the consummation by Pioneer of the Transactions will not, (i) assuming Pioneer Shareholder Approval is obtained, conflict with or violate the Pioneer Organizational Documents, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained, that all filings and notifications and other actions described in Section 4.05(b) have been made or taken, and the Pioneer Shareholder Approval has been obtained, conflict with or violate any law, applicable to Pioneer or any of its Subsidiaries or by which any property or asset of Pioneer or any such Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Pioneer or any such Subsidiary pursuant to, any Pioneer Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Pioneer Material Adverse Effect or prevent, or materially alter or delay, the consummation of any of the Transactions.

(b) The execution and delivery of this Agreement by Pioneer does not, and the performance of this Agreement by Pioneer and the consummation by Pioneer of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Proxy Statement/ Prospectus and the Form S-4, (iii) any filings required by the rules of the AMEX, (iv) the filing and recordation of appropriate merger documents as required by Delaware law and the MBCA and appropriate documents with the relevant authorities of other states in which Pioneer or any Subsidiary of Pioneer is qualified to do business, (v) the premerger notification and waiting period requirements of HSR Act, (vi) applicable requirements, if any, of Health Care Laws; and (vii) applicable requirements, if any, of Government Programs in which Pioneer or any Pioneer Subsidiary participates; and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect and would not prevent, or materially alter or delay, the consummation of any of the Transactions.

SECTION 4.06 Permits; Compliance.  Pioneer, each Subsidiary of Pioneer and each of the Pioneer Health Care Facilities is in possession of all licenses, interim licenses, qualifications, exemptions, registrations, permits, approvals, accreditations, certificates of occupancy and other certificates, franchises and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Pioneer Permits”), except where the failure to have, or the suspension or cancellation of, any of the Pioneer Permits would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect.  As of the date of this Agreement, no suspension or cancellation of any of the Pioneer Permits is pending or, to the knowledge of Pioneer, threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Pioneer Permits would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect.  Since January 1, 2008, neither Pioneer, any Subsidiary of Pioneer or any of the Pioneer Health Care Facilities is or has been in conflict with, or in default, breach or violation of, (i) any Healthcare Law or other law applicable to such entity or by which any property or asset of such entity is bound or affected, or (ii) any contract or Pioneer Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (i) and (ii), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect.  Without limiting the generality of the foregoing, (x) Pioneer, each Subsidiary of Pioneer and each of the Pioneer Health Care Facilities is in compliance with the requirements of and conditions for participating in the Government Programs such facility participates in as of the date of this Agreement and (y) all claims for payment or cost reports filed or required to be filed by Pioneer and each Pioneer Healthcare Facility under any Government Program or any private payor program have been prepared and filed in accordance with all applicable laws, except, in the case of clauses (x) and (y), for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect.

SECTION 4.07 SEC Filings; Undisclosed Liabilities.

(a) Pioneer has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since July 1, 2008 (collectively, the “SEC Reports”).  The SEC Reports (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Pioneer has delivered to Acadia unaudited consolidated financial statements (including balance sheet, statement of operations and statement of cash flows) of Pioneer and its consolidated Subsidiaries as at and for the nine-month period ending on March 31, 2011 (the “Interim Pioneer Financials”). The consolidated financial statements contained in the SEC Reports and the Interim Pioneer Financials are collectively herein referred to as the “Pioneer Financials.”

(b) Each of the financial statements (including, in each case, any notes thereto) comprising the Pioneer Financials was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Pioneer and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year end adjustments).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect, the management of Pioneer (i) has implemented and maintains adequate disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act)  to ensure that material information relating to Pioneer, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of Pioneer by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Pioneer’s outside auditors and the audit committee of the Pioneer Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Pioneer’s ability to record, process, summarize and report financial information, and (y) any material fraud, within the knowledge of Pioneer, that involves management or other employees who have a significant role in Pioneer’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Pioneer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Pioneer and its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on Pioneer’s system of internal accounting controls.

(e) Neither Pioneer nor any Subsidiary of Pioneer has any material liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of Pioneer and the consolidated Subsidiaries as at June 30, 2010 (including the notes thereto) included in Pioneer's Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the SEC prior to the date hereof, or in a balance sheet for a later date contained in a Quarterly Report on Form 10-Q filed with the SEC prior to the date hereof, (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since June 30, 2010 that would not have a Pioneer Material Adverse Effect.

(f) Pioneer’s Net Debt does not exceed $30,899,468. No items set forth on the Pioneer Disclosure Schedule shall qualify this Section 4.07(f).

SECTION 4.08 Information Supplied.  The information supplied by Pioneer for inclusion or incorporation by reference in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Pioneer for inclusion in the Proxy Statement/ Prospectus shall not, on the date the Proxy Statement/ Prospectus is first mailed to the Pioneer Shareholders, at the time of the Pioneer Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/ Prospectus based upon information furnished by Acadia or any of its Representatives.

SECTION 4.09 Absence of Certain Changes or Events.  Since the Pioneer Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of Pioneer and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been or occurred:

(a) any Pioneer Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the covenants set forth in Section 5.02.

SECTION 4.10 Absence of Litigation; Restrictions of Business Activities.  (a) There is no material Action before any Governmental Authority pending or, to the knowledge of Pioneer, threatened against Pioneer or any of its Subsidiaries, or any of their respective officers, directors or limited liability company managers, or any property or asset of Pioneer or any of its Subsidiaries and (b) none of Pioneer or any Subsidiary of Pioneer is subject or bound by any material outstanding Order.

SECTION 4.11 Title to Property.  Pioneer and its Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the unaudited consolidated balance sheet of Pioneer and its consolidated Subsidiaries at the Pioneer Balance Sheet Date (the “Pioneer Balance Sheet”) or acquired after the Pioneer Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Pioneer Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens, other than Permitted Liens. The plants, property and equipment of Pioneer and its Subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All material properties used in the operations of Pioneer and its Subsidiaries are reflected in the Pioneer Balance Sheet to the extent required by GAAP.  Section 4.11 of the Pioneer Disclosure Schedule identifies the address of each parcel of real property owned or leased by Pioneer or any of its Subsidiaries.

SECTION 4.12 Intellectual Property.

(a) Pioneer and its Subsidiaries own, license or otherwise legally possess enforceable rights to use all Intellectual Property Rights that are used in the business of Pioneer and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect. Pioneer and its Subsidiaries have not (i) licensed any of the Software owned by Pioneer or any of its Subsidiaries in source code form to any party or (ii) entered into any exclusive agreements relating to the Intellectual Property Rights owned by Pioneer or any of its Subsidiaries with any party.

(b) Section 4.12(b) of the Pioneer Disclosure Schedule lists (i) all Intellectual Property Rights owned by Pioneer or any of its Subsidiaries that are patented, registered or subject to applications for patent or registration, including the jurisdictions in which each such Intellectual Property Rights have been issued or registered or in which any application for such issuance and registration has been filed, and (ii) all Pioneer Third Party Intellectual Property Rights.

(c) To the knowledge of Pioneer, there has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property Rights owned by Pioneer or any of its Subsidiaries by any third party, including any employee or former employee of Pioneer or any of its Subsidiaries. To the knowledge of Pioneer, no claim by any Person contesting the validity, enforceability use or ownership if any Intellectual Property Rights owned by Pioneer or any of its Subsidiaries has been made or is currently outstanding.

(d) Subject to Section 6.07, Pioneer is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property Rights or Pioneer Third Party Intellectual Property Rights.

(e) Pioneer has taken commercially reasonable steps to maintain the Intellectual Property Rights that Pioneer or any of its Subsidiaries owns. Neither Pioneer nor any Subsidiary of Pioneer has been sued in any Action which involves a claim of infringement or misappropriation of any Intellectual Property Rights of any third party. To the knowledge of Pioneer, neither Pioneer nor any Subsidiary of Pioneer has infringed or misappropriated any Intellectual Property Rights of any third party. Neither Pioneer nor any Subsidiary of Pioneer has received any written threats or notices regarding any of the foregoing (including any demands or offer to license any Intellectual Property Rights from any Person). Neither Pioneer nor any Subsidiary of Pioneer has brought any Action for infringement or misappropriation of Intellectual Property Rights or breach of any license or agreement involving Intellectual Property Rights against any third party.

(f) Pioneer and all of its Subsidiaries, in connection with businesses of Pioneer and all of its Subsidiaries, have taken commercially reasonable steps to safeguard the internal and external integrity of their IT Assets. With respect to such IT Assets, (a) there have been no material unauthorized intrusions or breaches of security within the past thirty-six (36) months, (b) there has not been any material malfunction that has not been remedied or replaced in all material respects, (c) within the past thirty-six (36) months, there has been no material unplanned downtime or material service interruption.

SECTION 4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Pioneer Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the ERISA), other deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention, plans, equity and equity-based compensation plans, and other material benefit plans, programs, policies or arrangements which are currently maintained, contributed to or sponsored by Pioneer or any Subsidiary of Pioneer for the benefit of any current or former employee, consultant, officer or director of Pioneer or any Subsidiary of Pioneer (collectively, the “Pioneer Plans”).

(b) With respect to each Pioneer Plan, Pioneer has made available to Acadia, as applicable, of (A) such Pioneer Plan, including any material amendment thereto, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the two most recent annual reports on Form 5500 required to be filed with respect thereto.

(c) Each Pioneer Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is in the form of a prototype document that is the subject of a favorable opinion letter from the IRS, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Pioneer, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Pioneer Plan.

(d) Each Pioneer Plan has been established, funded and administered in accordance in all material respect with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. No Pioneer Plan provides retiree or post-employment welfare benefits, and neither Pioneer nor any Subsidiary of Pioneer has any obligation to provide any retiree or post-employment welfare benefits other than as required by Section 4980B of the Code and for which the covered individual pays the full cost of coverage.

(e) With respect to any Pioneer Plan (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Pioneer, threatened that would reasonably be expected to result in material liability to Pioneer or any Subsidiary of Pioneer, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of Pioneer, threatened that would reasonably be expected to result in material liability to Pioneer or any Subsidiary of Pioneer, (iii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability to Pioneer or any Subsidiary of Pioneer, and (iv) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty that would reasonably be expected to result in material liability to Pioneer or any Subsidiary of Pioneer.

(f) Neither Pioneer nor any Subsidiary of Pioneer sponsors, maintains or contributes to any plan subject to, or has any liability (including on account of any Person that would be treated as a single employer with Pioneer or any Subsidiary of Pioneer under Section 414(b) or (c) of the Code) under, Section 302 or Title IV of ERISA or Sections 412, 430, 431 or 432 of the Code, including without limitation any “defined benefit plan” or “multiemployer plan” (as defined in Sections 3(35) and 3(37) of ERISA, respectively).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Transactions (alone or in conjunction with any termination of employment on or following the Effective Time) will (i) entitle any employee to any material compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Pioneer Plan.

(h) No amount or other entitlement that could be received as a result of the Transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Pioneer will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of Pioneer or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the Tax required by Sections 409A or 4999 of the Code being imposed on such Person.

SECTION 4.14 Labor and Employment Matters.

(a) Neither Pioneer nor any Subsidiary is a party or otherwise subject to any collective bargaining agreement or other labor union Contract applicable to persons employed by Pioneer or any of its Subsidiaries, nor, to the knowledge of Pioneer, are there any activities or proceedings of any labor union to organize any such employees.  To the knowledge of Pioneer, as of the date of this Agreement, there are no unfair labor practice complaints pending against Pioneer or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Pioneer or any of its Subsidiaries.  As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the knowledge of Pioneer, threatened by or with respect to any employees of Pioneer or any of its Subsidiaries.

(b) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of Pioneer and its Subsidiaries has been provided to Pioneer.  Since January 1, 2009, no executive officer’s or key employee’s employment with Pioneer or of its Subsidiaries has been terminated for any reason.  As of the date of this Agreement, no executive officer has notified Pioneer or any of its Subsidiaries of his or her intention to resign or retire.

(c) Pioneer and its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or equivalent law.  Neither Pioneer nor its Subsidiaries have incurred, and to the knowledge of Pioneer no circumstances exist under which Pioneer or its Subsidiaries would reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or state law equivalents.

(d) Neither Pioneer nor its Subsidiaries have, during the four-year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any plant closing notice law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice law.  No arbitration, court decision, order by any Governmental Authority, Pioneer Material Contract or collective bargaining agreement to which Pioneer or its Subsidiaries is a party or is subject in any way limits or restricts Pioneer or its Subsidiaries from relocating or closing any of the operations of Pioneer or its Subsidiaries.

SECTION 4.15 Taxes.

(a) Pioneer and its Subsidiaries have timely filed or caused to be filed or will timely file or cause to be timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and all such material Tax Returns are complete and accurate in all material respects. Pioneer and its Subsidiaries have timely paid or will timely pay all amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which Pioneer or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.

(b) Pioneer and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, owner or other third party, and Pioneer and its Subsidiaries have complied with all reporting and recordkeeping requirements.

(c) Pioneer has made available to Pioneer copies of all Tax Returns filed, and any associated examination reports and statements of deficiencies assessed against or agreed to with respect to such Tax Returns, by Pioneer or any of its Subsidiaries for all taxable years beginning on or after January 1, 2007.  There are no audits, examinations, investigations or other proceedings in respect of any material Tax of Pioneer or any of its Subsidiaries in progress, pending, or, to the knowledge of Pioneer, threatened.  No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against Pioneer or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith.

(d) Neither Pioneer nor any Subsidiary of Pioneer has waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) With respect to any period ending on or before the date hereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due and owing, Pioneer and each Subsidiary of Pioneer has made such accruals as required by GAAP for such Taxes in the books and records of Pioneer or its Subsidiaries (as appropriate).

(f) No claim has been made at any time during the past three (3) years by a taxing authority in a jurisdiction where Pioneer or any of its Subsidiaries does not file a Tax Return that Pioneer or such Subsidiary is or may be subject to Tax by such jurisdiction.

(g) Neither Pioneer nor any Subsidiary of Pioneer will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period beginning after the Closing as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local law, for a taxable period ending on or before the Closing, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction (within the meaning of Section 1.1502-13 of the Treasury Regulations or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account (within the meaning of Section 1.1502-19 of the Treasury Regulations or any corresponding or similar provision of state, local or foreign income Tax law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) cancellation of debt income deferred under Section 108(i) of the Code.

(h) Neither Pioneer nor any Subsidiary of Pioneer (A) is a party to or is bound by any material Tax sharing, indemnification or allocation agreement with persons other than wholly owned Subsidiaries of Pioneer or (B) has any liability for Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by Contract or otherwise (other than agreements among Pioneer and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purposes of which agreements do not relate to Taxes).

(i) Neither Pioneer nor any Subsidiary of Pioneer has participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Pioneer has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

SECTION 4.16 Pioneer Material Contracts.

(a) Section 4.16 of the Pioneer Disclosure Schedule sets forth a complete and correct list of all Pioneer Material Contracts.  For purposes of this Agreement, the term “Pioneer Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which Pioneer or any Subsidiary of Pioneer is a party or by which Pioneer or any Subsidiary of Pioneer or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, partnership, joint venture or other similar agreement or arrangement with a Person, other than a Subsidiary, relating to the formation, creation, operation, management or control of any partnership or joint venture;

(ii) any Contract (other than among consolidated Subsidiaries) relating to:  (A) indebtedness for borrowed money or other indebtedness or obligations secured by mortgages or other Liens and (B) a guarantee of any item described in (A);

(iii) any Contract that purports to limit in any material respect the right of Pioneer or its Subsidiaries (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any Person or operate in any location;

(iv) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person, other than Contracts relating to leasehold improvements, supplies, construction costs and reimbursable expenses, in each case entered into in the ordinary course of business;

(v) any lease or license for real property that provides for payments by Pioneer or its Subsidiaries of more than $100,000, in the aggregate, per year;

(vi) any license, royalty or other Contract concerning Intellectual Property Rights which is material to Pioneer and the Subsidiaries taken as a whole;

(vii) any Contract that contains a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(viii) any Contract for the employment of any Person on a full-time or consulting basis that provides for (A) payments by Pioneer and/or the Subsidiaries of more than $100,000, in the aggregate, per year or (B) payments by Pioneer and/or its Subsidiaries for severance, change of control or other payments to any Person of more than $100,000, in the aggregate;

(ix) except as disclosed in the Pioneer Disclosure Schedule in response to any other subsection of this Section 4.16, any Contract with any Pioneer Related Party; and

(x) except as disclosed in the Pioneer Disclosure Schedule in response to any other subsection of this Section 4.16, any Contract that provides for payments by or payments to Pioneer and its Subsidiaries of more than $100,000, in the aggregate, per year.

(b) Except as would not have a Pioneer Material Adverse Effect, (i) each Pioneer Material Contract is a legal, valid and binding agreement in full force and effect and enforceable against Pioneer or such Subsidiary of Pioneer in accordance with its terms, (ii) none of Pioneer or any Subsidiary of Pioneer has received any written claim of material default under or cancellation of any Pioneer Material Contract, and none of Pioneer or any Subsidiary of Pioneer is in material breach or material violation of, or material default under, any Pioneer Material Contract, (iii) to Pioneer’s knowledge, no other party is in material breach or material violation of, or material default under, any Pioneer Material Contract, (iv) to Pioneer’s knowledge, no event has occurred which would result in a breach or violation of or a default under, any Pioneer Material Contract and (v) Pioneer has not received any notice from any other party to any Pioneer Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Pioneer Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.  Pioneer has made available to Pioneer a true and complete copy of each Pioneer Material Contract.

SECTION 4.17 Insurance.  Section 4.17 of the Pioneer Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by Pioneer and each of its Subsidiaries, true and complete copies of which have been made available Pioneer.  With respect to each such insurance policy:  (i) each policy with respect to Pioneer and its Subsidiaries is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Pioneer nor any Subsidiary of Pioneer is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Pioneer’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy; and (iii) no notice of cancellation or termination has been received.

SECTION 4.18 Environmental Matters.

(a) Pioneer and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws.

(b) Pioneer and its Subsidiaries possess all material permits and approvals issued pursuant to any Environmental Law that are required to conduct the business of Pioneer and its Subsidiaries as it is currently conducted, and are and have been in compliance in all material respects with all such permits and approvals.

(c) To the knowledge of Pioneer, no releases of (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant” or any analogous terminology under any applicable Environmental Law have occurred at, on, from or under any real property currently or formerly owned, operated or occupied by Pioneer or any of its Subsidiaries, for which releases Pioneer or any such Subsidiary may have incurred liability under any Environmental Law.

(d) Neither Pioneer nor any Subsidiary of Pioneer has received any written claim or notice from any Governmental Authority alleging that Pioneer or any such Subsidiary is or may be in violation of, or has any liability under, any Environmental Law.

(e) Neither Pioneer nor any Subsidiary of Pioneer has entered into any agreement or is subject to any legal requirement that may require it to pay for, guarantee, defend or indemnify or hold harmless any Person from or against any liabilities arising under Environmental Laws.

(f) All environmental reports, assessments, audits, and other similar documents in the possession or control of Pioneer or any of its Subsidiaries, containing information that could reasonably be expected to be material to Pioneer or any of its Subsidiaries, have been made available to Acadia.

SECTION 4.19 Pioneer Board Approval; Vote Required.

(a) The Pioneer Board, by resolutions duly adopted at a meeting duly called and held, has as of the date of this Agreement duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Pioneer Shareholders, (ii) adopted this Agreement, and

(iii) recommended that the Pioneer Shareholders approve this Agreement and directed that this Agreement be submitted for consideration by the Pioneer Shareholders at the Pioneer Shareholders’ Meeting (collectively, the “Pioneer Board Recommendation”).  The provisions of Massachusetts General Laws Chapter 110D do not apply to Pioneer, the Merger, this Agreement or any of the other Transactions. Pioneer’s Board of Directors has taken all actions necessary such that the restrictions contained in Massachusetts General Laws Chapter 110C and 110F do not apply to the Merger, this Agreement or any of the other Transactions; provided, that, for purposes hereof, Pioneer specifically relies upon Acadia’s representation that it is not an “interested stockholder” in Pioneer, as such term is defined in Massachusetts General Laws Chapter 110F. To the knowledge of Pioneer, there is no other “control share acquisition,” “fair price,” “business combination”, “control share acquisition” statute or other similar statute or regulation that applies to the Merger, this Agreement or any of the other Transactions.

(b) The only votes of the holders of any class of capital stock of Pioneer necessary to approve this Agreement is the affirmative vote of holders of at least (i) two-thirds of the outstanding Pioneer Class A Common Stock and Pioneer Class B Common Stock entitled to vote, voting together as a single class, with the holders of Pioneer Class A Common Stock having one vote per share and the holders of the Pioneer Class B Common Stock having five votes per share, (ii) two-thirds of the outstanding Pioneer Class A Common Stock entitled to vote, voting as a single class and (iii) two-thirds of the outstanding Pioneer Class B Common Stock entitled to vote, voting as a single class.

SECTION 4.20 Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Pioneer Board has received the opinion of Stout Risius Ross, financial advisor to Pioneer, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, that (i) the Merger Consideration to be received by the Pioneer Shareholders in the Merger (in the aggregate) is fair, from a financial point of view, to such Pioneer Shareholders, and (ii) the Class A Merger Consideration to be received by the holders of Pioneer Class A Common Stock in the Merger (in the aggregate) is fair, from a financial point of view, to such holders.

SECTION 4.21 Brokers.  No broker, finder or investment banker (other than Jeffries & Company, Inc., the “Pioneer Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pioneer.  Pioneer has provided to Acadia a true and complete copy of all agreements between Pioneer and the Pioneer Financial Advisor.

SECTION 4.22 Pioneer Related Party Transactions.  (a) No Pioneer Related Party has, and no Pioneer Related Party has had, any interest in any material asset used or otherwise relating to the business of Pioneer or its Subsidiaries, (b) no Pioneer Related Party is or has been indebted to Pioneer or any of its Subsidiaries (other than for ordinary travel advances) and none of Pioneer and its Subsidiaries is or has been indebted to any Pioneer Related Party, (c) no Pioneer Related Party has entered into, or has any financial interest in, any material Contract, transaction or business dealing with or involving Pioneer or any of its Subsidiaries, other than transactions or business dealings conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, and (d) no Pioneer Member is engaged in any business that competes with Pioneer or any of its Subsidiaries.

SECTION 4.23 Estimated Pioneer Fees and Expenses.  Section 4.23 of the Pioneer Disclosure Schedule sets forth Pioneer’s estimate of the total amount of Pioneer’s fees and expenses that will be incurred by Pioneer and its Affiliates in connection with the Transactions contemplated by this Agreement (including the Financing), including a list of the recipients of such estimated fees and expenses and the expected amount of such payments to each such recipient (the “Estimated Pioneer Expenses”).

SECTION 4.24 Representations Complete.  None of the representations or warranties made by Pioneer herein or in any Schedule hereto, including the Pioneer Disclosure Schedule, or certificate furnished by Pioneer pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by Acadia Pending the Merger.  Acadia agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.01 of the Acadia Disclosure Schedule, the businesses of Acadia and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice in all material respects, and Acadia shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of Acadia and its Subsidiaries, to keep available the services of Acadia’s and its Subsidiaries’ current officers and employees, to preserve Acadia’s and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with Acadia or its Subsidiaries.  Except as contemplated by this Agreement or as set forth in Section 5.01 of the Acadia Disclosure Schedule, Acadia shall not (and shall cause each of its Subsidiaries not to), between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Pioneer, which consent shall not be unreasonably withheld or delayed:

(a) amend or propose to amend its certificate of formation or limited liability company agreement (or other comparable organizational documents);

(b) (i) split, combine or reclassify any membership interests, shares of capital stock or other equity securities of Acadia or any of its Subsidiaries, (ii) purchase, repurchase, redeem or otherwise acquire any membership interests, shares of capital stock or other equity securities of Acadia or any of its Subsidiaries, (iii) declare, set aside, establish a record date for, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any membership interests, shares of capital stock or other equity securities of Acadia or any of its Subsidiaries (other than Tax distributions or dividends or distributions from a direct or indirect wholly-owned Subsidiary of Acadia to Acadia or to another direct or indirect wholly-owned Subsidiary of Acadia);

(c) issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity securities of Acadia or any of its Subsidiaries, or any securities convertible into or exchangeable for, or any options, warrants or other rights of any kind to acquire any such shares of such capital stock or other equity securities of Acadia or any of its Subsidiaries (other than pursuant to the exercise of options or equity-based awards outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement);

(d) except to the extent required by applicable law or by a Contract that is in effect as of the date of this Agreement and has been previously disclosed to or made available to Pioneer, (i) increase the salaries, bonuses or other compensation and benefits payable or that could become payable by Acadia or any of its Subsidiaries to any of their respective directors, limited liability company managers, officers, shareholders, members, employees or other service providers, except, solely with respect to employees who are not officers or directors, in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any employment, severance, retention or change in control agreement with any past or present director, limited liability company manager, officer, shareholder, member, employee or other service provider of Acadia or any of its Subsidiaries, (iii) promote any officers or employees, except in the ordinary course of business consistent with past practice or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Acadia Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Acadia Plan if it were in existence as of the date of this Agreement, or make any contribution to any Acadia Plan, other than contributions required by applicable law or the terms of such Acadia Plan as in effect on the date hereof;

(e) acquire (whether by merging or consolidating with, by purchasing any equity securities or a substantial portion of the assets of, or by any other manner) any interest in, or make any loan, advance or capital contribution to or investment in, any Person or any division thereof or any assets thereof, other than acquisitions in the ordinary course of business not exceeding $25,000,000 in the aggregate;

(f) (i) transfer, license, sell, lease, assign or otherwise dispose of any material assets  (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity securities of any Subsidiary of Acadia, provided that the foregoing shall not prohibit Acadia and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, (ii) grant any Lien on any of the assets of Acadia or any of its Subsidiaries (other than Permitted Liens granted in the ordinary course of business consistent with past practice), or (iii) adopt, enter into or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acadia or any of its Subsidiaries;

(g) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acadia or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, any debt securities of another Person;

(h) make any capital expenditures, capital additions or capital improvements having a cost in excess of $250,000, except for capital expenditures that are contemplated by Acadia’s existing plan for annual capital expenditures for the fiscal year ending December 31, 2011, a copy of which has been previously made available to Pioneer or fail to make any capital expenditures, capital additions or capital improvements contemplated by such existing plan;

(i) (A) enter into or amend or modify in any material respect, or terminate or consent to the termination of (other than at its stated expiry date), any Acadia Material Contract or any other Contract that if in effect as of the date of this Agreement would constitute an Acadia Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against Acadia or liability or obligation owing to Acadia under any Acadia Material Contract;

(j) institute, settle, release, waive or compromise any (i) Action pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by Acadia or any of its Subsidiaries of any amount exceeding $250,000, (ii) Action involving any current, former or purported holder or group of holders of the capital stock or other equity securities of Acadia or any of its Subsidiaries, or (iii) Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the business of Acadia or its Subsidiaries;

(k) except as required by GAAP or as a result of a change in applicable law, make any change in financial accounting methods, principles, policies, procedures or practices;

(l) make, change or rescind any Tax election, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any Tax liability in excess of $100,000;

(m) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property Rights owned by Acadia or any of its Subsidiaries, other than, in each case, in the ordinary course of business consistent with past practice;

(o) fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions providing no less favorable coverage) covering Acadia and its Subsidiaries and its and their respective properties, assets and businesses;

(p) (i) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the notice requirements and all other provisions of such act or (ii) enter into or modify or amend in any material respect or terminate any collective bargaining agreement with any labor union other than pursuant to customary negotiations in the ordinary course of business; or

(q) authorize, propose, announce an intention, offer, enter into any formal or informal agreement or otherwise make any commitment, to take any of the foregoing actions.

Notwithstanding anything to the contrary contained herein or any other agreement, document or instrument executed in connection with herewith (collectively, the "Purchase Documents"), (a) neither Acadia, any of its Affiliates nor any other Person shall be (a) restricted (or encumbered) from (i) making any Restricted Payment (as defined in the Existing Acadia Credit Agreement) to any Loan Party (as defined in the Existing Acadia Credit Agreement),  (ii) paying any Indebtedness (as defined in the Existing Acadia Credit Agreement) or other obligation owed to any Loan Party (as defined in the Existing Acadia Credit Agreement), (iii) making loans or advances to any Loan Party (as defined in the Existing Acadia Credit Agreement), (iv) transfering any of its property to any Loan Party (as defined in the Existing Acadia Credit Agreement), (v) pledging its property pursuant to the Loan Documents (as defined in the Existing Acadia Credit Agreement) or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) acting as a Loan Party (as defined in the Existing Acadia Credit Agreement) pursuant to the Loan Documents (as defined in the Existing Acadia Credit Agreement) or any renewals, refinancings, exchanges, refundings or extension thereof and (b) the Purchase Documents shall not require the grant of any security for any obligation if such property is given as security for the Obligations (as defined in the Existing Acadia Credit Agreement).

SECTION 5.02 Conduct of Business by Pioneer Pending the Merger.  Pioneer agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.02 of the Pioneer Disclosure Schedule, the businesses of Pioneer and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice in all material respects, and Pioneer shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of Pioneer and its Subsidiaries, to keep available the services of Pioneer’s and its Subsidiaries’ current officers and employees, to preserve Pioneer’s and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with Pioneer or its Subsidiaries.  Except as contemplated by this Agreement or as set forth in Section 5.02 of the Pioneer Disclosure Schedule, Pioneer shall not (and shall cause each of its Subsidiaries not to), between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Acadia, which consent shall not be unreasonably withheld or delayed:

(a) amend or propose to amend its articles of organization or bylaws (or other comparable organizational documents);

(b) (i) split, combine or reclassify any shares of capital stock or other equity securities of Pioneer or any of its Subsidiaries, (ii) purchase, repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of Pioneer or any of its Subsidiaries, (iii) declare, set aside, establish a record date for, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of capital stock or other equity securities of Pioneer or any of its Subsidiaries (other than dividends or distributions from a direct or indirect wholly-owned Subsidiary of Pioneer to Pioneer or to another direct or indirect wholly-owned Subsidiary of Pioneer);

(c) issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity securities of Pioneer or any of its Subsidiaries, or any securities convertible into or exchangeable for, or any options, warrants or other rights of any kind to acquire any such shares of such capital stock or other equity securities of Pioneer or any of its Subsidiaries (other than pursuant to the exercise of options or equity-based awards outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement);

(d) except to the extent required by applicable law or by a Contract that is in effect as of the date of this Agreement and has been previously disclosed to or made available to Acadia,  (i) increase the salaries, bonuses or other compensation and benefits payable or that could become payable by Pioneer or any of its Subsidiaries to any of their respective directors, limited liability company managers, officers, shareholders, members, employees or other service providers, except, solely with respect to employees who are not officers or directors, in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any employment, severance, retention or change in control agreement with any past or present director, limited liability company manager, officer, shareholder, member, employee or other service provider of Pioneer or any of its Subsidiaries, (iii) promote any officers or employees, except in the ordinary course of business consistent with past practice or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Pioneer Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Pioneer Plan if it were in existence as of the date of this Agreement, or make any contribution to any Pioneer Plan, other than contributions required by applicable law or the terms of such Pioneer Plan as in effect on the date hereof;

(e) acquire (whether by merging or consolidating with, by purchasing any equity securities or a substantial portion of the assets of, or by any other manner) any interest in, or make any loan, advance or capital contribution to or investment in, any Person or any division thereof or any assets thereof;

(f) (i) transfer, license, sell, lease, assign or otherwise dispose of any material assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity securities of any Subsidiary of Pioneer, provided that the foregoing shall not prohibit Pioneer and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, (ii) grant any Lien on any of the assets of Pioneer or any of its Subsidiaries (other than Permitted Liens granted in the ordinary course of business consistent with past practice or Liens granted in connection with indebtedness incurred pursuant to and in accordance with Section 6.17), or (iii) adopt, enter into or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pioneer or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, any debt securities of another Person, except for indebtedness incurred pursuant to and in accordance with Section 6.17;

(h) make any capital expenditures, capital additions or capital improvements having a cost in excess of $100,000, except for capital expenditures that are contemplated by Pioneer’s existing plan for annual capital expenditures for the fiscal year ending June 30, 2011, a copy of which has been previously made available to Acadia or fail in any material respect to make any capital expenditures, capital additions or capital improvements contemplated by such existing plan;

(i) (A) enter into or amend or modify in any material respect, or terminate or consent to the termination of (other than at its stated expiry date), any Pioneer Material Contract or any other Contract that if in effect as of the date of this Agreement would constitute a Pioneer Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against Pioneer or liability or obligation owing to Pioneer under any Pioneer Material Contract;

(j) institute, settle, release, waive or compromise any (i) Action pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by Pioneer or any of its Subsidiaries of any amount exceeding $100,000, (ii) any Action involving any current, former or purported holder or group of holders of the capital stock or other equity securities of Pioneer or any of its Subsidiaries, or (iii) any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the business of Pioneer or its Subsidiaries;

(k) except as required by GAAP or as a result of a change in applicable law, make any change in financial accounting methods, principles, policies, procedures or practices;

(l) make, change or rescind any Tax election, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any Tax liability in excess of $50,000;

(m) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property owned by Pioneer or any of its Subsidiaries, other than, in each case, in the ordinary course of business consistent with past practice;

(o) fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions providing no less favorable coverage) covering Pioneer and its Subsidiaries and its and their respective properties, assets and businesses;

(p) (i) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the notice requirements and all other provisions of such act or (ii) enter into or modify or amend in any material respect or terminate any collective bargaining agreement with any labor union other than pursuant to customary negotiations in the ordinary course of business; or

(q) authorize, propose, announce an intention, offer, enter into any formal or informal agreement or otherwise make any commitment, to take any of the foregoing actions.

SECTION 5.03 Pioneer’s Pending Acquisition.  Pioneer will not agree to or enter into any amendment to, grant any waiver under or otherwise waive any rights under the MeadowWood Asset Purchase Agreement that would (i) increase the consideration paid by Pioneer pursuant thereto or (ii) be adverse to Pioneer in any respect that is not de minimus, in either case, without the prior written consent of Acadia, which will not be unreasonably withheld or delayed.

                         ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Registration Statement.

(a) Pioneer and Acadia shall cooperate to promptly prepare the Proxy Statement/ Prospectus and Acadia (with the Pioneer’s reasonable cooperation) shall promptly prepare the Form S-4, in which the Proxy Statement/ Prospectus will be included as a prospectus.  Pioneer shall as promptly as practicable file the Proxy Statement with the SEC and Acadia shall as promptly as practicable file the Form S-4 with the SEC.  Each of Acadia and the Pioneer shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.  Each of Acadia and the Pioneer shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or applicable law related thereto.  Without limiting the generality of the foregoing, each of Acadia and Pioneer agrees to use its reasonable best efforts to obtain the auditors' consents with respect to the inclusion of its consolidated financial statements, and to the extent required by the Securities Act or the Exchange Act the consolidated financial statements of its Subsidiaries and any entity the acquisition of which is probable, in the Form S-4 and the Proxy Statement.  Without limiting the generality of the foregoing, Pioneer agrees (i) to use its reasonable best efforts to provide to Acadia as promptly as possible and in no event later than two (2) Business Days following the closing pursuant to the MeadowWood Asset Purchase Agreement all audited and unaudited financial statements of MeadowWood Behavioral Health System required to be included in the Form S-4 and the Proxy Statement and (ii) to use its reasonable best efforts to provide Acadia as promptly as possible and in no event later than September 15, 2011, the audited financial statements of Pioneer for the fiscal year ending June 30, 2011.

(b) Subject to Section 6.04(b), the Proxy Statement/ Prospectus shall include the Pioneer Board Recommendation. The Proxy Statement/ Prospectus shall also include all material disclosure relating to the Pioneer Financial Advisor (including the amount of fees and other consideration the Pioneer Financial Advisor will be paid upon consummation of the Merger and the conditions precedent to the payment of such fees and other consideration), the opinion referred to in Section 4.20 and the basis for rendering such opinion. Pioneer and Acadia shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable state “blue sky” laws and the rules and regulations promulgated thereunder.

(c) Pioneer and Acadia shall use their respective reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and the Form S-4. Pioneer and Acadia shall provide the other party and its respective counsel with (i) any comments or other communications, whether written or oral, that Pioneer or its counsel or Acadia or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Form S-4, as applicable, promptly after receipt of those comments or other communications and (ii) Acadia and Pioneer shall cooperate with each other in preparing a response to those comments.

(d) Each of Pioneer and Acadia agrees, as to it and its Affiliates, directors, officers, employees, agents or Representatives, that none of the information supplied or to be supplied by Pioneer or Acadia, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the Pioneer Shareholders and at the time of the Pioneer Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Pioneer and Acadia further agrees that all documents that it is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to statements or omissions based upon information furnished by the other party or its Representatives..

(e) No amendment or supplement to the Proxy Statement will be made by Pioneer without the approval of Acadia, which approval shall not be unreasonably withheld or delayed. No amendment or supplement to the Form S-4 will be made by Acadia without the approval of Pioneer, which approval shall not be unreasonably withheld or delayed.  Pioneer will advise Acadia promptly after the Proxy Statement has been cleared by the SEC (or the time period for the SEC to review the same as lapsed) or any supplement or amendment has been filed. Acadia will advise Pioneer promptly after it receives notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acadia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4.  If, at any time prior to the Effective Time, Pioneer or Acadia discovers any information relating to any party or any of its Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement or the Form S-4, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other parties and an appropriate amendment or supplement describing that information promptly shall be filed with the SEC and, to the extent required by applicable law, disseminated to the Pioneer Shareholders.

(f) Acadia and Pioneer shall bear 75% and 25%, respectively, of the aggregate filing, Edgarizing, printing, mailing and similar out of pocket fees and expenses (but not legal or accounting fees and expenses) relating to the Proxy Statement, the Form S-4 and any other necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable state “blue sky” laws and the rules and regulations promulgated thereunder.

SECTION 6.02 Pioneer Shareholders’ Meeting.

(a) Pioneer shall, in accordance with and subject to the Laws of the Commonwealth of Massachusetts (“Massachusetts Law”), its restated articles of organization, as amended, and bylaws, and the rules of the AMEX, cause a meeting of the Pioneer Shareholders (the “Pioneer Shareholders’ Meeting”) to be duly called and held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC and the Form S-4 is declared effective under the Securities Act for the purpose of voting on the approval of this Agreement.  Without the prior written consent of Acadia, (i) the Pioneer Shareholders’ Meeting shall not be held later than thirty (30) days after the date on which the Proxy Statement is mailed to the Pioneer Shareholders, and (ii) Pioneer may not adjourn or postpone the Pioneer Shareholders’ Meeting; provided that notwithstanding the foregoing, Acadia may require Pioneer to adjourn or postpone the Pioneer Shareholders’ Meeting one (1) time.  Pioneer shall, upon the reasonable request of Acadia, advise Acadia at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Pioneer Shareholders’ Meeting, as to the aggregate tally of the proxies received by Pioneer with respect to the Pioneer Shareholder Approval.  Without the prior written consent of Acadia, (i) the approval of this Agreement and (ii) an advisory vote on the Pioneer change-in-control agreements shall be the only matters (other than procedure matters) which Pioneer shall propose to be acted on by the Pioneer Shareholders at the Pioneer Shareholders’ Meeting.

(b) In connection with the Pioneer Shareholders’ Meeting, Pioneer shall (i) mail the Proxy Statement/ Prospectus and all other proxy materials for such meeting to the Pioneer Shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC and the Form S-4 is declared effective under the Securities Act, (ii) use its reasonable best efforts to obtain the Pioneer Shareholder Approval, and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, as promptly as practicable after the Proxy Statement is cleared by the SEC and the Form S-4 is declared effective under the Securities Act,, Pioneer shall establish a record date for purposes of determining shareholders entitled to notice of and vote at the Pioneer Shareholders’ Meeting (the “Record Date”).  Once Pioneer has established the Record Date, Pioneer shall not change such Record Date or establish a different record date for the Pioneer Shareholders’ Meeting without the prior written consent of Acadia, unless required to do so by applicable law.  In the event that the date of the Pioneer Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, Pioneer agrees that unless Acadia shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that Pioneer does not establish a new Record Date for the Pioneer Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable law.

(c) Subject to Section 6.04(b), at the Pioneer Shareholders’ Meeting, Pioneer shall, through the Pioneer Board, make the Pioneer Board Recommendation and, unless there has been a Pioneer Board Adverse Recommendation Change, Pioneer shall (x) take all reasonable lawful action to solicit the Pioneer Shareholder Approval, and (y) publicly reaffirm the Pioneer Board Recommendation within two (2) Business Days after any written request by Acadia. Without limiting the generality of the foregoing, this Agreement shall be submitted to the Pioneer Shareholders at the Pioneer Shareholders’ Meeting for the purpose of obtaining the Pioneer Shareholder Approval whether or not any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Pioneer or any of its advisors, unless this Agreement has been terminated pursuant to Section 8.01.

SECTION 6.03 Access to Information; Confidentiality.

(a) Except as required pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, as would be reasonably expected to violate any attorney-client privilege or as would be reasonably expected to violate any applicable confidentiality agreement (in each case, so long as, upon request by the other party, a party has taken all reasonable steps to permit access or disclosure on a basis that does not compromise attorney-client privilege with respect thereto), from the date of this Agreement to the Effective Time, Acadia and Pioneer shall, and shall cause their respective Subsidiaries to, (i) provide to the other party (and the other party’s Representatives) access, at reasonable times upon prior notice, to its and its Subsidiaries’ officers, employees, agents, Representatives, properties, offices, facilities, books and records and (ii) furnish promptly such information concerning its and its Subsidiaries’ business, properties, Contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request.

(b) All information obtained by Acadia, Pioneer, Merger Sub or its or their Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 31, 2011 (the “Confidentiality Agreement”), between Acadia Holdings, LLC and Pioneer. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time or the expiration of the Confidentiality Agreement according to its terms.

SECTION 6.04 Solicitation By Pioneer.

(a) Except as expressly permitted by this Section 6.04, Pioneer and its officers and directors shall, and Pioneer shall instruct and cause its Representatives, its Subsidiaries and their Representatives to:

(i) immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and deliver a written notice to each such Person to the effect that Pioneer is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the date hereof, and the notice shall also request such Person to promptly return all confidential information concerning Pioneer and its Subsidiaries; and

(ii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not:

(A) initiate, solicit, propose, encourage (including by providing information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning Pioneer or any of its Subsidiaries to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any information or data concerning Pioneer or any of  its Subsidiaries to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving the confidential information would use such information for purposes of evaluating or developing an Acquisition Proposal;

(C) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal (including providing consent or authorzation to make an Acquisition Proposal to any officer or employee of Pioneer or to the Pioneer Board (or any member thereof) pursuant to any existing confidentiality agreement);

(D) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or that contradicts this Agreement or requires Pioneer to abandon this Agreement; or

(E) resolve, propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.04(a) but subject to the last sentence of this Section 6.04(b), at any time following the date hereof and prior to, but not after, the receipt of the Pioneer Stockholder Approval, Pioneer may, subject to compliance with this Section 6.04:

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement if and only if, prior to providing such information, Pioneer has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that Pioneer shall promptly make available to Acadia any material information concerning Pioneer and its Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Acadia or its Representatives; and

(ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal;

provided, that prior to taking any action described in Section 6.04(b)(i) or Section 6.04(b)(ii) above, (x) the Pioneer Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws, and (y) the Pioneer Board shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.  Notwithstanding the foregoing, Pioneer shall not provide any commercially sensitive non-public information to any competitor in connection with the actions permitted by clause (i) of this Section 6.04(b), except in a manner consistent with Pioneer’s past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

(c) Except as expressly provided by Section 6.04(d), at any time after the date hereof, neither the Pioneer Board nor any committee thereof shall:

(i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Acadia, the Pioneer Board Recommendation with respect to the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) (x) fail to publicly recommend against any Acquisition Proposal or (y) fail to publicly reaffirm the Pioneer Board Recommendation, in each case of (x) and (y) within two (2) Business Days after Acadia so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Pioneer Board Recommendation in the Proxy Statement/ Prospectus, (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.04(b) or (G) take any other action or make any other public statement that is inconsistent with the Pioneer Board Recommendation (any action described in clauses (A) through (G), a “Pioneer Board Adverse Recommendation Change”); or

(ii) cause or permit Pioneer or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.04(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Pioneer Stockholder Approval, if Pioneer has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Pioneer Board concludes in good faith constitutes a Superior Proposal, the Pioneer Board may effect a Pioneer Board Adverse Recommendation Change with respect to such Superior Proposal if and only if:

(i) the Pioneer Board determines in good faith, after consultation with independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;

(ii) Pioneer shall have complied with its obligations under this Section 6.04;

(iii) Pioneer shall have provided prior written notice to Acadia at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Pioneer Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Pioneer Board concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Pioneer Board has resolved to effect a Pioneer Adverse  Recommendation Change pursuant to this Section 6.04(d), which notice shall specify the basis for such Pioneer Adverse  Recommendation Change, including the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal; and

(iv) prior to effecting such Pioneer Board Adverse Recommendation Change, Pioneer shall, and shall cause their Representatives to, during the Notice Period, (1) negotiate with Acadia and its financial and legal advisors in good faith (to the extent Acadia desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) permit Acadia and its financial and legal advisors to make a presentation to the Pioneer Board regarding this Agreement and any adjustments with respect thereto (to the extent Acadia desires to make such presentation); provided, that in the event of any material revisions to the Acquisition Proposal that the Pioneer Board has determined to be a Superior Proposal, Pioneer shall be required to deliver a new written notice to Acadia and to comply with the requirements of this Section 6.04 including 6.04(d)) with respect to such new written notice.

None of Pioneer, the Pioneer Board or any committee of the Pioneer Board shall enter into any binding agreement with any Person to limit or not to give prior notice to Acadia of its intention to effect a Pioneer Board Adverse Recommendation Change.

(e) Nothing contained in this Section 6.04 shall be deemed to prohibit Pioneer or the Pioneer Board from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Pioneer Board Adverse Recommendation Change unless the Pioneer Board expressly publicly reaffirms the Pioneer Recommendation within two (2) Business Days following any request by Acadia, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) From and after the date hereof, Pioneer agrees that it will promptly (and, in any event, within 24 hours) notify Acadia if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Pioneer or any of its Representatives, indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Acadia reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Pioneer’s intentions as previously notified.

(g) No Pioneer Board Adverse Recommendation Change shall change the approval of the Pioneer Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement. Pioneer shall promptly notify Acadia of any breach of any (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any Existing Confidentiality Agreement that Pioneer or the Pioneer board waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof.  To the extent Acadia and/or Pioneer believes that there has been a breach of any Existing Confidentiality Agreement by the counterparty thereto, Pioneer shall take all necessary actions to enforce such Existing Confidentiality Agreement.

(h) Pioneer agrees that in the event any of its Representatives takes any action which, if taken by Pioneer, would constitute a breach of this Section 6.04, then Pioneer shall be deemed to be in breach of this Section 6.04.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Acadia and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless the present and former officers, directors and limited liability company managers of Pioneer and its Subsidiaries (each an “Indemnified Party”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, limited liability company manager, employee, fiduciary or agent, whether occurring at or before the Effective Time.  In the event of any such Action, (i) Acadia and the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received, (ii)  neither Acadia nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) Acadia and the Surviving Company shall cooperate in the defense of any such matter; provided that, neither Acadia nor the Surviving Company shall be liable for any settlement effected without such Person’s written consent (which consent shall not be unreasonably withheld or delayed); and, provided further, that all rights to indemnification in respect of such claim shall continue until the final and nonappealable disposition of such claim.  The rights of each Indemnified Person under this Section 6.05(a) shall be in addition to any rights such Person may have under the governing documents of Acadia and the Surviving Company or any of their respective Subsidiaries, or under any law or under any agreement of any Indemnified Person with Acadia, the Surviving Company or any of their respective Subsidiaries.

(b) Prior to the Effective Time, Pioneer shall and, if Pioneer is unable to, the Surviving Company shall, as of the Effective Time to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of Pioneer’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as Pioneer’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under Pioneer’s existing policy with respect to any matter claimed against a director or officer of Pioneer or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

(c) In the event Acadia, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acadia or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.05.

(d) The provisions of this Section 6.05 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

SECTION 6.06 Employee Benefits Matters.

(a) Prior to the Effective Time, Pioneer and Acadia shall cooperate to conduct a review of Acadia’s and Pioneer’s respective employee benefit and compensation plans and programs in order to (i) coordinate the provision of benefits and compensation to the employees of Pioneer and Acadia and their respective Subsidiaries after the Effective Time,  (ii) eliminate duplicative benefits, and (iii) in all material respects, treat similarly situated employees of Pioneer, Acadia and their respective Subsidiaries on a substantially similar basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(b) Nothing contained herein shall be construed as requiring Pioneer, Acadia or any of their respective Subsidiaries to continue the employment of any specific Person.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Pioneer, Acadia or any of their respective Subsidiaries to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Pioneer or Acadia or any of their respective Subsidiaries (including all Pioneer Plans and all Acadia Plans) in accordance with their terms.  Nothing in this Section 6.06 shall confer any rights or remedies of any kind upon any employee or any other Person other than the parties hereto and their respective successors and assigns.

SECTION 6.07 Further Action.

(a) Subject to the terms and conditions of this Agreement, including Section 6.04, each party shall use reasonable best efforts to (i) obtain promptly all authorizations, consents, orders, approvals, licenses, permits and waivers of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers, (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith, (iv) obtain all necessary consents, approvals or waivers from third parties under such party’s respective Contracts, and (v) from and after the Effective Time, execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  For the avoidance of doubt, (i) Pioneer shall use reasonable best efforts to obtain as promptly as practicable after the date of this Agreement any consent, approval or waiver required in connection with the Transactions under a Pioneer Material Contract, and (ii) Acadia shall use reasonable best efforts to obtain as promptly as practicable after the date of this Agreement any consent, approval or waiver required in connection with the Transactions under an Acadia Material Contract.  Each party hereto agrees that if at any time after the date of this Agreement  a filing pursuant to the HSR Act is necessary with respect to the Transactions to cooperate with the other party to make such filing as soon as practicable and to use commercially reasonable efforts to supply to the appropriate Governmental Authorities as promptly as possible any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Each party promptly shall notify each other party hereto of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement.  Subject to any applicable preexisting confidentiality agreement (so long as such party has taken all reasonable steps to permit access or disclosure) and applicable attorney-client privilege, each party shall be entitled to review in advance any proposed substantive communication by any other party to any Governmental Authority in connection with the Transactions, and each party shall make any revisions thereto reasonably requested by the other party.  None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each other party may reasonably request in connection with the foregoing, subject to any applicable preexisting confidentiality agreements (so long as such party has taken all reasonable steps to permit access or disclosure) and applicable attorney-client privilege.  The parties to this Agreement will provide each other with copies of all material correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided that, each party may redact materials as necessary to address required confidentially (so long as such party has taken all reasonable steps to permit access or disclosure) or reasonable attorney-client privilege concerns.  In furtherance of the foregoing, all information exchanged between or among the parties under this Section 6.07 shall be kept confidential in accordance with the Confidentiality Agreement.

(c) In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Acadia, Pioneer and Merger Sub shall cooperate in all respects and shall use its commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Pioneer, Acadia nor any of their respective Subsidiaries shall be required to, and Pioneer, Merger Sub and Acadia may not, without the prior written consent of the other party, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Pioneer, Acadia, Merger Sub, the Surviving Company or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Pioneer, Acadia, Merger Sub, the Surviving Company or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Pioneer, Acadia, Merger Sub, the Surviving Company or any of their respective Subsidiaries.

(e) With respect to any shareholder litigation against Pioneer and/or its directors relating to the Transactions, Pioneer shall (i) promptly notify Acadia of the initiation of any such litigation, (ii) promptly notify Acadia of any material communication or development with respect to such litigation and (iii) consult in good faith with Acadia with respect to any material decisions and Pioneer’s general strategy regarding such litigation and otherwise give Acadia the opportunity to participate in the defense, settlement and/or prosecution of any such litigation; provided, that neither Pioneer nor any of its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless Acadia shall have consented in writing; provided, further, that after receipt of the Pioneer Shareholder Approval, Pioneer shall cooperate with Acadia and, if requested by Acadia, use its reasonable best efforts to settle any unresolved shareholder litigation against Pioneer and/or its directors relating to the Transactions in accordance with Acadia’s direction.

SECTION 6.08 Update Disclosure; Breaches.

(a) From and after the date of this Agreement until the Effective Time, each party hereto promptly shall notify the other party hereto by written update to its Disclosure Schedule of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (ii) any Action commenced or, to any party’s knowledge, threatened against, such party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be likely to result in any condition to the obligations of any party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

(b) Promptly following the closing pursuant to the MeadowWood Asset Purchase Agreement, but no later than ten (10) Business Days prior to the Closing Date, Pioneer shall deliver to Acadia and Merger Sub a supplement to the Pioneer Disclosure Schedule (the “MeadowWood Schedule Supplement”) containing any additions, revisions or modifications to the Pioneer Disclosure Schedule that are required as a result of Pioneer’s acquisition of the assets of MeadowWood Behavioral Health System pursuant to the MeadowWood Asset Purchase Agreement (it being understood and agreed that the MeadowWood Schedule Supplement will include all matters which would have been included on the Pioneer Disclosure Schedules if the closing pursuant to the MeadowWood Asset Purchase Agreement had been consummated prior to the date hereof).  The MeadowWood Schedule Supplement shall automatically be deemed incorporated into the Pioneer Disclosure Schedule effective as of the date of the closing pursuant to the MeadowWood Asset Purchase Agreement, and any reference herein to the “Pioneer Disclosure Schedule” shall be thereafter be deemed to refer to the Pioneer Disclosure Schedule as amended and revised by the MeadowWood Schedule Supplement, unless  the additions, revisions and modifications set forth on the MeadowWood Schedule Supplement disclose events or circumstances that, together with any other events, circumstances and/or other matters would cause the condition in Section 7.02(a) to not be satisfied as of the date of delivery of the MeadowWood Schedule Supplement, in which case Acadia shall have ten (10) Business Days after Pioneer’s delivery of the MeadowWood Schedule Supplement to terminate this Agreement by delivery of written notice to Pioneer.

SECTION 6.09 Stock Exchange Listing.  Each of Acadia and Pioneer shall cooperate with the other and use its reasonable best efforts to cause the shares of Acadia Common Stock to be issued in connection with the Merger to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective Time.  If such listing on Nasdaq is not possible, each of Acadia and Pioneer shall cooperate with the other and use its reasonable best efforts to cause the shares of Acadia Common Stock to be issued in connection with the Merger to be listed on to be listed on AMEX or another national securities exchange, subject to official notice of issuance, prior to the Effective Time. If such listing is not possible, each of Acadia and Pioneer shall cooperate with the other and use its reasonable best efforts to cause the shares of Acadia Common Stock to become eligible for trading on the over the counter bulletin board (OTCBB) prior to the Effective Time; provided that, in such case, Acadia shall use its reasonable best efforts after the Effective Time to cause the shares of Acadia Common Stock to listed on Nasdaq or another national securities exchange.  Acadia and Pioneer shall bear 75% and 25%, respectively, of the listing fee incurred in obtaining (or attempting to obtain) such listing(s) and/or trading eligibility.

SECTION 6.10 Section 16 Matters.  Prior to the Effective Time, Pioneer and Acadia shall take all steps necessary to cause the Transactions, including any acquisition of Acadia Common Stock in connection with this Agreement, by each individual who is or will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to Acadia, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.11 Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law becomes or is deemed to be applicable to Acadia, Pioneer, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of Acadia, Pioneer, Merger Sub, and their respective boards of directors or managers shall grant all such approvals and take all such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover law inapplicable to this Agreement and the Transactions.

SECTION 6.12 Deregistration.  Pioneer shall use its reasonable best efforts to cause its shares of Pioneer Class A Common Stock to no longer be quoted on the AMEX and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 6.13 Tax Free Reorganization Treatment.

(a) Acadia, Merger Sub, and Pioneer intend that the Merger be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code (to which each of Acadia and Pioneer are to be parties under Section 368(b) of the Code) in which Pioneer is to be treated as merging directly with and into Acadia, with the Pioneer Class A Common Stock and Pioneer Class B Common Stock converted in such merger into the right to receive the consideration provided for hereunder, and each shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment.  The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 7.02(h) and Section 7.03(f), including representations in the Pioneer Tax Certificate (in the case of Pioneer) and in the Acadia Tax Certificate (in the case of Acadia).

(b) Acadia, Merger Sub, and Pioneer hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Regulations.

(c) None of Acadia, Merger Sub, or Pioneer shall, nor shall they permit their Subsidiaries (including the Surviving Company after the Effective Time) to, take any action before or after the Effective Time that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  For avoidance of doubt, Acadia (on its behalf and on behalf of its Subsidiaries), Merger Sub and Pioneer shall elect, pursuant to Notice 2010-25 to apply Proposed Treasury Regulation section 1.368-1(e)(2), the text of which was set forth in Treasury Regulation section 1.368-1T(e)(2).

(d) Prior to Closing, (i) neither Acadia nor Merger Sub shall take, or cause its Subsidiaries to take, any action that would adversely impact the ability of counsel to provide the opinions pursuant to Section 7.02(h) and Section 7.03(f) or the ability of Acadia to deliver the Acadia Tax Certificate, and (ii) Pioneer shall not take, and shall cause its Subsidiaries not to take, any action that would adversely impact the ability of counsel to provide the opinions pursuant to Section 7.02(h) and Section 7.03(f) or the ability of Pioneer to deliver the Pioneer Tax Certificate. For avoidance of doubt, neither Acadia nor Merger Sub shall make or permit to be taken any action that would cause Merger Sub to, at any time from the date of this Agreement to and through the end of the day which includes the Effective Time, be other than a disregarded entity as defined in Treasury Regulation section 1.368-2(b)(1)(i)(A) and other than disregarded as an entity separate form Acadia for federal income Tax purposes.

SECTION 6.14 Public Announcements.

(a) The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acadia and Pioneer.  Thereafter, each of Acadia and Pioneer shall consult with each other before issuing any press release or otherwise making any public statements (including conference calls with investors and analysts) with respect to this Agreement or any of the Transactions. No party shall issue any such press release or make any such public statement with respect to this Agreement or any of the Transactions prior to such consultation, except to the extent public disclosure is required by applicable law or the requirements of the AMEX or Nasdaq, as applicable, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such press release or making any such public statements.

(b) Upon Acadia’s request, (i) Pioneer and Acadia shall promptly prepare a mutually acceptable joint written presentation to RiskMetrics Group recommending this Agreement and the Transactions, including the Merger and (ii) Pioneer shall request a meeting with RiskMetrics Group for purposes of obtaining its recommendation of the adoption of this Agreement by the Pioneer Shareholders.

(c) Before any Merger Communication of Pioneer or any of its “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Pioneer or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of Pioneer or any such participant, as a script in discussions or meetings with any such third parties, Pioneer shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether the foregoing is required to be filed under the Exchange Act or Securities Act. Pioneer shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by Acadia and its counsel on any such Merger Communication.

SECTION 6.15 Transfer Taxes.  Acadia and Pioneer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes that become payable in connection with the Transactions.  Notwithstanding anything to the contrary herein, from and after the Effective Time, the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes of Pioneer, Acadia or any of their respective Subsidiaries, as well as any transfer, recording, registration and other fees that may be imposed upon, payable by or incurred by Pioneer, Acadia or any of their respective Subsidiaries in connection with this Agreement and the Transactions.

SECTION 6.16 Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, Acadia and Pioneer shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions.

SECTION 6.17 Financing.

(a) Each of Pioneer and Acadia shall cooperate with the other and use its reasonable best efforts to arrange the debt financing on the terms and conditions to those described in the commitment letter dated as of the date hereof among Acadia and Jeffries Finance LLC, together with the related fee letter and that certain engagement letter dated as of the date hereof by and among Acadia and Jefferies & Company, Inc. (together, the “Debt Commitment Letters”), including using its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto and (ii) satisfy on a timely basis all conditions in such definitive agreements that are within its control; provided that nothing contained in this Agreement shall require Acadia to pay any fees in excess of those contemplated by the Debt Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise).

(b) Each of Pioneer and Acadia agrees to provide, and shall cause its Subsidiaries and its and their Representatives and advisors, including legal and accounting advisors, to provide, all reasonable assistance and cooperation (including with respect to timeliness) in connection with the arrangement of the Financing as may be reasonably requested by the other party, including (i) participation in meetings, presentations (including management presentations), drafting sessions and due diligence sessions, (ii) furnishing financial and other pertinent information as may be reasonably requested by the other party, including projections, pro forma statements, financial statements and other financial data and other pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting in the preparation of (A) an offering document and other customary marketing materials for any part of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the consummation of the Financing and the syndication and marketing efforts for any part of the Financing, including obtaining any rating agency confirmations or approvals for the Financing, (v) providing and executing documents as may be reasonably requested by the other party, including a certificate of the chief financial officer with respect to solvency matters, and documents required in connection with obtaining consents of accountants for use of their reports in any materials relating to the Financing, (vi) reasonably facilitating any necessary pledging of collateral, (vii) using commercially reasonable efforts to obtain accountants’ comfort letters, accountants’ consents, legal opinions, surveys and title insurance, as reasonably requested by the other party, and (viii) taking all actions reasonably necessary for the Surviving Company to become a borrower or guarantor under the Financing simultaneously with the Closing.  Pioneer hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

SECTION 6.18 Pioneer Stock Purchase Plans.  Except as set forth on Section 6.18 of the Pioneer Disclosure Schedule, Pioneer shall take all actions necessary to (i) suspend any and all offering or grants during the offering periods currently in effect under the Pioneer Stock Purchase Plans effective as of the date of this Agreement (such that no shares of Pioneer capital stock can be issued pursuant thereto) and (ii) take all actions necessary to terminate the Pioneer Stock Purchase Plans prior to the Effective Time.

SECTION 6.19 Obligations of Acadia and Merger SubAcadia shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.20 Fees and Expenses.  Each of Pioneer and Acadia will not (and will cause each of their respective Subsidiaries not to), incur or agree to pay (i) Pioneer Expenses in an aggregate amount in excess of the Estimated Pioneer Expenses or (ii) Acadia Expenses in an aggregate amount in excess of the Estimated Acadia Expenses, respectively, without the prior written consent of the other party.

SECTION 6.21 Peabody Office.  Acadia will keep Pioneer's Peabody, Massachusetts office open for as long as reasonably required to effect necessary transition matters, which the parties anticipate will take from three (3) to six (6) months following the Effective Time.

SECTION 6.22 Company Name.  For a period of two (2) years following the effective time of the Merger, Acadia will file a "dba" in Delaware and such other jurisdictions as it deems necessary to enable it to conduct business as "Pioneer Behavioral Health," and Acadia shall conduct business under such dba, including by using corporate stationary bearing such name and by answering the telephone in the corporate offices under such name. Acadia anticipates that each of Pioneer's Subsidiaries will retain their current names from and after the Effective Time.

                                 ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party.  The obligations of Acadia, Pioneer and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Effectiveness of the Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall be pending before the SEC.

(b) Pioneer Shareholder Approval.  The Pioneer Shareholder Approval shall have been obtained in accordance with Massachusetts Law.

(c) No Order or Restraint.  No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, prohibits or makes illegal the consummation of the Merger.

(d) U.S. Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other antitrust, competition, or trade regulation law, as applicable, shall have expired or been terminated.

(e) Financing/Solvency.  (i) Acadia shall have obtained debt financing in the amounts described in, and on the terms and conditions set forth in, the Debt Commitment Letters, (ii) Acadia shall have received an opinion that Acadia’s and its Subsidiaries’ total consolidated liabilities will not exceed their total consolidated assets immediately after giving effect to the Merger and the other Transactions, including the dividend pursuant to Section 2.06(c), (iii) the Net Proceeds shall be equal to or greater than $80,000,000 (and as a result, the Deficit Note(s) shall not exceed $10,000,000).

(f) Listing.  The Acadia Common Stock (i) held by the Acadia Stockholders and (ii) issuable to the Pioneer Shareholders pursuant to the Merger shall be listed or approved for listing upon issuance upon a national securities exchange or eligible for trading on the over the counter bulletin board (OTCBB).

(g) Professional Services Agreement.  The Professional Services Agreement shall have been terminated pursuant to the terms of a termination agreement and the PSA Amount shall have been paid to Waud Capital Partners, LLC in connection therewith.

SECTION 7.02 Conditions to the Obligations of Acadia.  The obligations of Acadia to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) (i) the representations and warranties of Pioneer and set forth in Section 4.01 (Organization, Standing and Power; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to This Agreement), Section 4.09(a) (Absence of Certain Changes or Events) and Section 4.19 (Pioneer Board Approval; Vote Required) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) other than the representations and warranties in Section 4.01 (Organization, Standing and Power; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to This Agreement), Section 4.07(f) (SEC Filings; Undisclosed Liabilities), Section 4.09(a) (Absence of Certain Changes or Events) and Section 4.19 (Pioneer Board Approval; Vote Required), the representations and warranties of Pioneer set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” and “Pioneer Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing

Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not have a Pioneer Material Adverse Effect, and (iii) the representations and warranties of Pioneer set forth in Section 4.07(f) (SEC Filings; Undisclosed Liabilities) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date.

(b) Agreements and Covenants.  Pioneer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Pioneer Material Adverse Effect.  Since the date of this Agreement, there shall not have been or occurred any Pioneer Material Adverse Effect.

(d) Officers Certificate.  Acadia will have received a certificate, signed by the chief executive officer or chief financial officer of Pioneer, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) hereof.

(e) Third Party Consents.  Acadia shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the Pioneer Material Contracts set forth in Section 4.16 of the Pioneer Disclosure Schedule .

(f) Resignation of Directors and Officers.  The directors and officers of Pioneer set forth in Schedule 7.02(f) shall have resigned as directors and officers, as applicable, of Pioneer effective as of the Effective Time.

(g) Governmental Approvals.  Acadia and Pioneer and their respective Subsidiaries shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for the consummation of or in connection with the Transactions, free of any condition that reasonably would be expected to have a Pioneer Material Adverse Effect, an Acadia Material Adverse Effect, or a material adverse effect on the parties’ ability to consummate the Transactions.

(h) Tax Opinion.  Acadia shall have received the opinion of Kirkland & Ellis LLP, counsel to Acadia, in form and substance reasonably satisfactory to Acadia, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Acadia and Pioneer will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, Kirkland & Ellis LLP may rely upon representations contained herein and may receive and rely upon representations from Acadia, Pioneer and others, including representations from Acadia in the Acadia Tax Certificate and representations from Pioneer in the Pioneer Tax Certificate.

(i) Opinion of Special Counsel.  Pioneer shall have received the opinion of Pepper Hamilton LLP, special counsel to Pioneer, substantially in the form attached hereto as Exhibit D.

(j) Acquisition.  Pioneer shall have consummated its acquisition of the assets of MeadowWood Behavioral Health System pursuant to the MeadowWood Asset Purchase Agreement.

(k) Stockholders Agreement. Acadia and certain of its stockholders shall have entered into the Stockholders Agreement, substantially in the form attached hereto as Exhibit E.

SECTION 7.03 Conditions to the Obligations of Pioneer.  The obligations of Pioneer to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties  (i) The representations and warranties of Acadia set forth in Section 3.01 (Organization, Standing and Power; Subsidiaries), Section 3.03 (Capitalization),  Section 3.04 (Authority Relative to This Agreement), Section 3.09(a) (Absence of Certain Changes or Events) and Section 3.19 (Acadia Board Approval; Vote Required) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) other than the representations and warranties in Section 3.01 (Organization, Standing and Power; Subsidiaries), Section 3.03 (Capitalization), in Section 3.04 (Authority Relative to This Agreement), Section 3.07(f) (Financial Statements), Section 3.09(a) (Absence of Certain Changes or Events) and Section 3.19 (Acadia Board Approval; Vote Required), the representations and warranties of Acadia set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” and “Acadia Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not have a Acadia Material Adverse Effect, and (iii)  the representations and warranties of Acadia set forth in Section 4.07(f) (Financial Statements) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date.

(b) Agreements and Covenants.  Acadia shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Acadia on or prior to the Closing.

(c) Acadia Material Adverse Effect.  Since the date of this Agreement, there shall not have been or occurred any Acadia Material Adverse Effect.

(d) Officers Certificate.  Pioneer will have received a certificate, signed by the chief executive officer or chief financial officer of Acadia, certifying as to the matters set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) hereof.

(e) Third Party Consents.  Pioneer shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the Acadia Material Contracts set forth in Section 3.16 of the Acadia Disclosure Schedule.

(f) Tax Opinion.  Pioneer shall have received an opinion of Arent Fox LLP, in form and substance reasonably satisfactory to Pioneer, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Acadia and Pioneer will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, Arent Fox LLP may rely upon representations contained herein and may receive and rely upon representations from Acadia, Pioneer and others, including representations from Acadia in the Acadia Tax Certificate and representations from Pioneer in the Pioneer Tax Certificate.

SECTION 7.04 Reliance on Article VII.  None of Acadia, Pioneer or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties as set forth below.

(a) Termination by Mutual Consent.  This Agreement may be terminated by the mutual written consent of Acadia and Pioneer;

(b) Termination by Acadia or Pioneer.  This Agreement may be terminated by either Acadia or Pioneer (if, in the case of Pioneer, it has not breached Section 6.04):

(i) if the Merger shall not have been consummated by 11:59 p.m., New York City Time, on December 15, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to Pioneer if, at the time of any such intended termination by Pioneer, either Pioneer or Acadia shall be entitled to terminate this Agreement pursuant to Section 8.01(b)(iii); provided further, that any purported termination this Agreement pursuant to this Section 8.01(b)(i) shall be deemed a termination under Section 8.01(c)(i) or Section 8.01(d)(i), as applicable, if, at the time of any such intended termination, Acadia or Pioneer is entitled to terminate this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(d)(i), as applicable; provided further, that that any purported termination of this Agreement pursuant to this Section 8.01(b)(i) shall be deemed a termination under Section 8.01(b)(iii) if, at the time of any such intended termination, Acadia is entitled to terminate this Agreement pursuant to Section 8.01(b)(iii);

(ii) if (x) an Order of any Governmental Authority having competent jurisdiction is entered enjoining Pioneer, Acadia or Merger Sub from consummating the Merger and such Order has become final and nonappealable, or (y) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited (unless the consummation of the Merger in violation of such law would not have a Pioneer Material Adverse Effect); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable; or

(iii) if the Pioneer Stockholder Approval is not obtained at the Pioneer Shareholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(c) Termination by Pioneer.  This Agreement may be terminated by Pioneer:

(i) if (x) Acadia or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Acadia or Merger Sub such that the closing condition set forth in Section 7.03(b) would not be satisfied or (y) there exists a breach of any representation or warranty of Acadia or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.03(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the End Date or is not cured within thirty (30) calendar days after Acadia receives written notice of such breach from Pioneer; provided that Pioneer shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Pioneer or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not being satisfied; or

(ii) if, prior to the obtaining of the Pioneer Stockholder Approval, the Pioneer Board or any committee thereof shall have effected a Pioneer Board Adverse Recommendation Change.

(d) Termination by Acadia.  This Agreement may be terminated by Acadia:

(i) if (x) Pioneer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Pioneer such that the closing condition set forth in Section 7.02(b) would not be satisfied or (y) there exists a breach of any representation or warranty of Pioneer contained in this Agreement such that the closing condition set forth in Section 7.02(a)) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the End Date or is not cured by Pioneer within thirty (30) calendar days after Pioneer receives written notice of such breach from Acadia; provided that Acadia shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Acadia contained in this Agreement that would result in the closing conditions set forth in Section 7.03(a)  or Section 7.03(b), as applicable, not being satisfied;

(ii) if, prior to the obtaining of the Pioneer Stockholder Approval, the Pioneer Board or any committee thereof shall have effected a Pioneer Board Adverse Recommendation Change; or

(iii) pursuant to Section 6.08.

(e) Notice of Termination.  The party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other parties specifying the provision or provisions of this Section 8.01 pursuant to which such termination is purportedly effected.

SECTION 8.02 Effect of Termination; Termination Fee and Expense Reimbursement.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 8.02, in the event of a termination of this Agreement by either Pioneer or Acadia as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acadia, Pioneer or Merger Sub or their respective officers or directors; provided, however, that the provisions of this Section 8.02, Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement (including the failure by any party to pay any amounts due pursuant to this Section 8.02)), which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proved the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters), which shall be deemed in such event to be damages of such party.  Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for (i) punitive damages (unless awarded to a third party) or (ii) any amount in excess of the Termination Fee in the event such fee is actually paid by such party.  The Lenders and each Indemnified Party (as defined in the Debt Commitment Letters) are express third-party beneficiaries of clause (i) of the preceding sentence with respect to punitive damages.

(b) Termination Fee.

(i) In the event this Agreement is terminated (x) by Pioneer pursuant to Section 8.01(c)(ii) or (y) by Acadia pursuant to Section 8.01(d)(ii), Pioneer shall pay the Termination Fee to Acadia promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Acadia.

(ii) In the event that (x) this Agreement is terminated (A) by either Acadia or Pioneer pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (B) by Acadia pursuant to Section 8.01(d)(i) or Section 8.01(d)(iii) and (y) after the date of this Agreement and prior to the twelve (12) month anniversary of the termination of this Agreement, Pioneer consummates an Acquisition Proposal, enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal, or Pioneer files a Solicitation/ Recommendation Statement on Schedule 14D-9 that includes the Pioneer Board’s recommendation of any Acquisition Proposal to Pioneer’s stockholders, then Pioneer shall, on the date an Acquisition Proposal is consummated, any such letter is executed or agreement is entered into or any such statement is filed with the SEC, pay the Termination Fee (less the amount of any Acadia Reimbursed Expenses previously paid to Acadia pursuant to Section 8.02(c), if any) to Acadia by wire transfer of same day funds to one or more accounts designated by Acadia; provided, that for purposes of this Section 8.02(b)(ii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%.

(iii) For the avoidance of doubt, in no event shall either Pioneer or Acadia be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

(c) Expense Reimbursement.

(i) In the event this Agreement is terminated by Pioneer pursuant to Section 8.01(c)(i), then Acadia shall, following receipt of an invoice therefor, pay all of Pioneer’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Pioneer and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing), which amount shall in no event exceed $1,000,000 in the aggregate, in four annual installments (with the first such payment made within two (2) Business Days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date).

(ii) In the event this Agreement is terminated by Acadia pursuant to Section 8.01(d)(i) or Section 8.01(d)(iii), under circumstances in which the Termination Fee is not then payable pursuant to Section 8.02(b), then Pioneer shall, following receipt of an invoice therefor, pay all of Acadia’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Acadia and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Acadia Reimbursed Expenses”), which amount shall in no event exceed $1,000,000 in the aggregate, in four annual installments (with the first such payment made within two (2) Business Days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date), to one or more accounts designated by Acadia; provided, that (x) the existence of circumstances which could require the Termination Fee to become subsequently payable by Pioneer pursuant to Section 8.02(b) shall not relieve Pioneer of its obligations to pay the Acadia Reimbursed Expenses pursuant to this Section 8.02(c); (y) that the payment by Pioneer of the Acadia Reimbursed Expenses pursuant to this Section 8.02(c); shall not relieve Pioneer of any subsequent obligation to pay the Termination Fee pursuant to Section 8.02(b) except to the extent indicated in Section 8.02(b), and (z) that any unpaid expense reimbursement payments shall be due on the same date as any subsequent obligation to pay the Termination Fee pursuant to Section 8.02(b).

(d) Acknowledgement.  Each of Pioneer and Acadia acknowledges that (i) the agreements contained in this Section 8.02 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.02(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Acadia or Pioneer, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.02, neither Pioneer nor Acadia would have entered into this Agreement.  Accordingly, if either Pioneer or Acadia (as applicable, the “Non-Paying Party”) fails to promptly pay any amount due pursuant to Section 8.02(b) and, in order to obtain such payment, the party seeking such payment commences a suit that results in a judgment against the Non-Paying Party for the applicable amount set forth in Section 8.02(b) or Section 8.02(c) or any portion thereof, the Non-Paying Party shall pay to the party seeking such payment all costs and expenses (including attorneys’ fees) incurred by such party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

SECTION 8.03 Extension; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable law and, subject to Section 8.04, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Pioneer’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of Pioneer’s stockholders hereunder without the approval of such stockholders.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 8.04 Amendment.  This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; and provided, that after approval of the Agreement by the stockholders of Pioneer, no amendment that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without further stockholder approval.  This Agreement may not be amended except by an instrument in writing signed by Acadia and Pioneer.

                         ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 cCertain Definitions.  For purposes of this Agreement:

“Acadia Balance Sheet Date” means December 31, 2010.

“Acadia Expenses” means all of Acadia's reasonably documented out-of-pocket fees and expenses (including reasonable legal and advisory fees and expenses) actually incurred by Acadia and its Affiliates in connection with the Transactions contemplated by this Agreement, which shall not include the Financing Expenses or Acadia's portion of the Shared Expenses.

“Acadia Health Care Facility” means any hospital, residential treatment center, pharmacy, laboratory, facility or ancillary department that is leased or owned, and operated, by or for the benefit of Acadia or any of its Subsidiaries.

“Acadia Material Adverse Effect” means any event, change, condition or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Acadia and its Subsidiaries, taken as a whole, other than any event, change, condition or effect relating to (i) the Transactions or the announcement thereof, (ii) compliance with the terms of this Agreement or the taking of any action consented to or requested by Pioneer or Merger Sub, (iii) any change in accounting requirements or principles required by GAAP, or any interpretations thereof, (iv) the United States economy in general, or (v) the behavioral healthcare industry in general; provided that, an Acadia Material Adverse Effect shall include any change in or effect on the business of Acadia and its Subsidiaries that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Acadia and its Subsidiaries taken as a whole, if such change or effect is significantly more adverse to Acadia and its Subsidiaries, taken as a whole, than to the behavioral healthcare industry in general.

“Acadia Related Party” means (i) each individual who is, or who has at any time since the inception of Acadia been, an equityholder, director, limited liability company manager, officer, employee or independent contractor of Acadia or any of its Subsidiaries, (ii) each immediate family member of the individuals described in clause (i) above, and (iii) each Person (other than Acadia and its Subsidiaries) in which any Person described in clause (i) or clause (ii) above holds, beneficially or otherwise, a material voting, proprietary or financial interest.

“Acadia Tax Certificate” shall mean a certificate substantially to the effect of the form of the Acadia Tax Certificate attached hereto as Exhibit F.

“Acadia Third Party Intellectual Property Rights” means all material licenses, sublicenses and other agreements as to which Acadia or any Subsidiary of Acadia is a party and is authorized to use any Intellectual Property Rights of any third parties (except for click-through, shrink-wrap and other off-the-shelf licenses for commercially available software that are either licensed for a one-time fee less than $5,000 or licensed for annual license fees in the aggregate equal to $25,000 or less).

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that are identical in all material respects to the confidentiality agreement executed by Acadia.

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of fifteen (15) percent or more of the Pioneer Common Stock (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of Pioneer) representing, directly or indirectly, fifteen (15) percent or more of the net revenues, net income or assets of Pioneer and its Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Capital Stock in any entity that holds assets representing, directly or indirectly, fifteen (15) percent or more of the net revenues, net income or assets of Pioneer and its Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning fifteen (15) percent or more of the outstanding shares of Pioneer Common Stock and any other voting securities of Pioneer, or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such specified person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which commercial banks in New York, New York are not required by applicable law or authorized to close.

“Cash on Hand” means with respect to any Person at any date, the sum of all unrestricted cash, marketable securities and short term investments of such person and its Subsidiaries, as recorded in the books and records of such Person and its Subsidiaries in accordance with GAAP.

 “Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any person or any part of its property under applicable law.

“Deficit Note” means one or more Promissory Notes with an aggregate principal face amount equal to the Net Proceeds Deficit, substantially in form attached hereto as Exhibit G or such other form required by Acadia's lenders.

"Existing Acadia Credit Agreement" shall mean that certain Credit Agreement, dated as of April 1, 2011 among Acadia Healthcare Company, LLC, a Delaware limited liability company, the Guarantors (as defined therein), the Lenders (as defined therein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as amended, amended and restated, supplemented, modified, renewed or extended from time to time.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions.

“Financing Expenses” means the aggregate amount of any costs and expenses incurred by Acadia and its Affiliates under or pursuant to the Debt Commitment or otherwise in connection with obtaining the financing under the Debt Commitment Letters, including without limitation any original issue discount.

“Fully Diluted Shares” means the sum of (i) the Pre-Merger Acadia Stock, plus (ii) the aggregate number of shares of Acadia Common Stock into which shares of Pioneer Common Stock are converted into (including any fractional shares) pursuant to Section 2.01(a), plus (iii) the number of shares of Acadia Common Stock (after giving effect to Section 2.05(b) and Section 2.05(c) and including any fractional shares) issuable pursuant to Pioneer Stock Options and Pioneer Warrants which had an exercise price (prior to giving effect to  Section 2.05(b) and Section 2.05(c)) equal to or less than the average per share closing prices of Pioneer Class A Common Stock as reported on AMEX (as reported in the Midwest Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for ten full trading days ending one (1) Business Days prior to the date of this Agreement.

“Health Care Laws” means all relevant state and federal civil or criminal health care laws applicable to any Company Health Care Business, including Medicaid, Medicare, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Money Penalties Law (42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320c-8(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), any law with respect to licensing a Company Health Care Business, or the regulations promulgated pursuant to such laws, and comparable state laws, and all statutes and regulations related to the education of, housing of, or care for youth.

“Indebtedness” means with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements and all obligations under severance plans or arrangements, bonus plans, transaction bonuses, change of control bonuses or similar arrangements payable as a result of the consummation of the Transactions contemplated hereby, (vi) all obligations of such Person secured by a Lien, (vii) all guaranties of such Person in connection with any of the foregoing, (viii) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not more than 90 days past due), (ix) all other liabilities required to be classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness, and (x) all accrued interest, prepayment premiums or the like or penalties related to any of the foregoing.

“Intellectual Property Rights” means any and all of the following: (i) patents, patent applications and patent disclosures; (ii) trademarks, trade names, service marks, corporate names, together with all goodwill associated with any of the foregoing; (iii) copyrights, maskworks and copyrightable works; (iv)  proprietary lists, schematics, technology, know-how, trade secrets, inventions, algorithms, processes; (v) Software; (vi) Internet domain names; and (vii) other proprietary, intellectual property and industrial rights recognized under applicable law in any jurisdiction.

“IT Assets” means all of the following: all computers, computer systems, severs, hardware, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and line"124s, co-location facilities and equipment and all other information technology equipment, including any outsourced systems and processes (e.g. hosting locations) and all associated documentation.

“knowledge of Acadia” or “Acadia’s knowledge” means the actual knowledge (after reasonable inquiry) of Acadia's executive officers.

“knowledge of Pioneer” or “Pioneer’s knowledge” means the actual knowledge (after reasonable inquiry) of Pioneer's executive officers.

"Lenders" shall mean the Lenders (as defined in the Debt Commit Letter) and the Arranger (as defined in the Debt Commit Letter).

“Lien” means with respect to any asset, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset. For avoidance of doubt, the term “Lien” shall not include licenses of Intellectual Property Rights.

“MeadowWood Asset Purchase Agreement” means the Asset Purchase Agreement dated as of March 15, 2011, between Universal Health Services, Inc., a Delaware corporation, and Pioneer.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq., as amended) and any statute succeeding thereto.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq., as amended) and any statute succeeding thereto.

“Merger Communication” shall mean, with respect to Pioneer, any document or other written communication prepared by or on behalf of Pioneer or any of its Subsidiaries, or any document or other material or information posted or made accessible on the website of Pioneer (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of Pioneer, could reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger.

“Net Debt” means with respect to any Person at any date, such Person’s aggregate Indebtedness minus such Person’s Cash on Hand.

“Net Proceeds” means the lesser of (i) $90,000,000 and (ii) the sum of (A) the gross cash proceeds received by Acadia and its Subsidiaries (including Pioneer and its Subsidiaries) from any and all debt financing incurred in connection with the Transactions contemplated by this Agreement, plus (B) Pioneer’s Cash on Hand as of the Effective Time, plus (C) Acadia’s Cash on Hand as of the Effective Time, minus (D) the amount of the Pioneer Class B Cash Consideration, minus (E) the aggregate amount of Acadia’s Indebtedness actually repaid or payable in connection with the Transactions contemplated by this Agreement, minus (F) the aggregate amount of Pioneer’s Indebtedness actually repaid or payable in connection with the Transactions contemplated by this Agreement, minus (G) the Pioneer Expenses, minus (H) the Acadia Expenses, minus (I) the Shared Expenses, minus (J) the Financing Expenses.

“Net Proceeds Condition” means the Net Proceeds being equal to or greater than $90,000,000.

“Net Proceeds Deficit” means the greater of (i) $0.00 and (ii) the difference of (i) $90,000,000 minus (ii) the Net Proceeds.

“Permitted Lien” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over any owned real property which are not violated in any material respect by the current use and operation of such property, (d) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to, but not adversely affecting current occupancy or use of any owned real property in any material respect, (e) restrictions on the transfer of securities arising under federal and state securities laws, (f) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises, and (h) Liens securing debt that is reflected in the Acadia Balance Sheet or the Pioneer Balance Sheet, as applicable.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a Governmental Authority.

“Pioneer Balance Sheet Date” means June 30, 2010.

“Pioneer Class B Cash Consideration” means $5,000,000.

"Pioneer Common Stock" means the Pioneer Class A Common Stock and the Pioneer Class B Common Stock.

“Pioneer Expenses” means all of Pioneer’s reasonably documented out-of-pocket fees and expenses (including reasonable legal and advisory fees and expenses) actually incurred by Pioneer and its Affiliates in connection with the Transactions contemplated by this Agreement, which shall not include Pioneer's portion of the Shared Expenses.

“Pioneer Health Care Facility” means any hospital, residential treatment center, pharmacy, laboratory, facility or ancillary department that is leased or owned, and operated, by or for the benefit of Pioneer or any of its Subsidiaries.

“Pioneer Material Adverse Effect” means any event, change, condition or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, value, operations or results of operations of Pioneer and its Subsidiaries, taken as a whole, other than any event, change, condition or effect relating to (i) the Transactions or the announcement thereof, (ii) compliance with the terms of this Agreement or the taking of any action consented to or requested by Pioneer, (iii) any change in accounting requirements or principles required by GAAP, or any interpretations thereof, (iv) the United States economy in general, or (v) the behavioral healthcare industry in general; provided that, a Pioneer Material Adverse Effect shall include any change in or effect on the business of Pioneer and its Subsidiaries that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Pioneer and its Subsidiaries taken as a whole, if such change or effect is significantly more adverse to Pioneer and its Subsidiaries, taken as a whole, than to the behavioral healthcare industry in general.

“Pioneer Per Share Class B Cash Consideration” means the result of (i) the Pioneer Class B Cash Consideration, divided by (ii) the aggregate number of issued and outstanding shares of Pioneer Class B Common Stock immediately prior to the Effective Time (other than (i) any shares of Pioneer Class B Common Stock to be cancelled pursuant to Section 2.01(b) and (ii) any share of Pioneer Class B Common Stock owned by any Pioneer Subsidiary).

“Pioneer Related Party” means (i) each individual who is, or who has at any time since the inception of Pioneer been, an equityholder, director, limited liability company manager, officer, employee or independent contractor of Pioneer or any of its Subsidiaries, (ii) each immediate family member of the individuals described in clause (i) above, and (iii) each Person (other than Pioneer and its Subsidiaries) in which any Person described in clause (i) or clause (ii) above holds, beneficially or otherwise, a material voting, proprietary or financial interest.

“Pioneer Shareholder Approval” means the affirmative vote of the holders of at least (i) two-thirds of the outstanding Pioneer Class A Common Stock and Pioneer Class B Common Stock entitled to vote, voting together as a single class, with the holders of Pioneer Class A Common Stock having one vote per share and the holders of the Pioneer Class B Common Stock having five votes per share, (ii) two-thirds of the outstanding Pioneer Class A Common Stock entitled to vote, voting as a single class and (iii) two-thirds of the outstanding Pioneer Class B Common Stock entitled to vote, voting as a single class, the approval of this Agreement.

“Pioneer Stock Plans” means, collectively, the (i) 1995 Non-Employee Director Stock Option Plan, as amended December 2002, (ii) 1995 Employee Stock Purchase Plan, as amended December 2002, (iii) 1993 Stock Purchase and Option Plan, as amended December 2002, (iv) 2004 Non-Employee Director Stock Option Plan, (v) 2005 Employee Stock Purchase Plan and (vi) 2003 Stock Purchase and Option Plan, as amended December 2007.

“Pioneer Stock Purchase Plans” means, collectively, the (i) 1995 Employee Stock Purchase Plan, as amended December 2002 and (ii) 2005 Employee Stock Purchase Plan.

“Pioneer Tax Certificate” shall mean a certificate substantially to the effect of the form of the Pioneer Tax Certificate attached hereto as Exhibit H.

“Pioneer Third Party Intellectual Property Rights” means all material licenses, sublicenses and other agreements as to which Pioneer or any Subsidiary of Pioneer is a party and is authorized to use any Intellectual Property Rights of any third parties (except for click-through, shrink-wrap and other off-the-shelf licenses for commercially available software that are either licensed for a one-time fee less than $5,000 or licensed for annual license fees in the aggregate equal to $25,000 or less).

"Professional Services Agreement" means that Professional Services Agreement, dated as of April 1, 2011 between Waud Capital Partners, LLC and Acadia Healthcare Company, LLC.

"PSA Amount" means $20,559,000.

"PSA Termination Amount" means $15,559,000.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

"Shared Expenses" means (i) the aggregate filing, Edgarizing, printing, mailing and similar out of pocket fees and expenses (but not legal or accounting fees and expenses) relating to the Proxy Statement, the Form S-4 and any other necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable state “blue sky” laws and the rules and regulations promulgated thereunder and (ii) the listing fee(s) incurred in obtaining (or attempting to obtain) the stock exchange listing(s) or trading eligibility pursuant to Section 6.09.

“Software” means, in any form or format, any and all (i) computer programs, whether in source code, interpreted code, or object code, (ii) related databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) related descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) related programmer and user documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any Person directly or indirectly controlled by such Person, and, without limiting the foregoing, includes any Person, in respect of which, such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 66 2/3%) and not solicited in violation of Section 6.04 which the Pioneer Board determines in good faith, after consultation with independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Acadia prior to the time of determination), including financing, regulatory approvals, stockholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the Party invoking the condition,  (a) is reasonably likely to be consummated in accordance with its terms and (b) would result in a transaction more favorable to the stockholders of Pioneer from a financial point of view than the transactions provided for in this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

“Takeover Statutes” means any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar law enacted under any law applicable to Pioneer, including Mass. Gen Laws Ann. Ch. 156D.

“Tax” means any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar tax (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

“Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes, including any schedule or attachment thereto and amendment thereof.

“Termination Fee” means $3,000,000.

 “Warrants” means, collectively, the (a) warrants to purchase up to 250,000 shares of Pioneer Class A Common Stock at an exercise price of $3.09 per share (subject to certain adjustments) that were issued by Pioneer on June 13, 2007 and (b) warrants to purchase up to 93,000 shares of Pioneer Class A Common Stock at an exercise price of $3.50 per share (subject to certain adjustments) that were issued by Pioneer on various dates between September 1, 2007 and February 1, 2009.

SECTION 9.02 Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement, and in any certificate delivered pursuant hereto, shall not survive the Effective Time; provided that, this Section 9.02 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

SECTION 9.03 Notices
.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmission.  All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

if to Acadia or Merger Sub:

Acadia Healthcare Company, Inc.
725 Cool Springs Blvd., Suite 600
Franklin, TN 37067
Facsimile No:
Attention: Chris Howard

with a copy to:

Acadia Healthcare Holdings, LLC
c/o Waud Capital Partners, LLC
300 North LaSalle Street – Suite 4900
Chicago, Illinois 60654
Attention: Reeve B. Waud
Charles E. Edwards

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile No: (312) 862-2000
Attention: Richard W. Porter, P.C.
Carol Anne Huff
if to Pioneer:

PHC, Inc.
200 Lake Street, Suite 102
Peabody, MA 01960
Facsimile No: (978) 536-2677
Attention: Bruce A. Shear

with a copy to:

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036-5339
Facsimile No: (202)857-6395
Attention: Steven A. Cohen

SECTION 9.04 Interpretation.  When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference is to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the parties,” “the parties hereto,” and words of similar import mean the parties to this Agreement.  The phrase “made available” when used in this Agreement means that the information referred to (i) has been delivered to the requesting party in hard or electronic copy prior to the date hereof or (ii) currently is, and has been for a minimum of three Business Days prior to the date hereof, available for review and download by the requesting party in the electronic data room maintained for purposes of the Transactions by Acadia or Pioneer, as applicable. The phrases “the date of this Agreement,” “the date hereof,” and words of similar import, unless the context otherwise requires, shall be deemed to refer to May 23, 2011.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not any particular provision of this Agreement.  The term “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  References to a Person are also to its permitted successors and assigns.  Whenever the context may require, any pronoun used herein includes the corresponding masculine, feminine and neuter forms.

SECTION 9.05 Disclosure Schedules.  Any reference in a particular Section of either the Acadia Disclosure Schedule or the Pioneer Disclosure Schedule, as applicable, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties of such party that are contained in this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Acadia Disclosure Schedule or the Pioneer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or will have an Acadia Material Adverse Effect or a Pioneer Material Adverse Effect, as applicable.

SECTION 9.06 Severability.  If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.07 Disclaimer of Other Representations and Warranties.  Each of the parties hereto acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no Person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.08 Entire Agreement; Assignment.

(a) This Agreement, the Confidentiality Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof.  No party may assign, delegate or otherwise transfer (whether pursuant to a merger, by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

(b) Notwithstanding any provision herein to the contrary (but without modifying the provisions of the Debt Commitment Letters as they relate to Acadia), each of the parties hereto agrees that with respect to any action or proceeding against any of the Lenders or any affiliate thereof arising out of or relating to this Agreement, the Debt Commitment Letters or the Financing or the performance of any services thereunder (i) such action or proceeding shall be subject to the exclusive jurisdiction of any court of the State of Delaware or the State of New York sitting in the City of New York, New York, or of the United States located in Delaware or sitting in the City of New York, New York, (ii) such party will not, and it will not permit any of its affiliates to, bring or support anyone else in bringing such action or proceeding in any other court, (iii) the Lenders (and their respective affiliates) are express third-party beneficiaries of this Section 9.08(b) reflecting the foregoing agreements.

SECTION 9.09 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and as provided in Section 8.02(a), Section 9.08(b), Section 9.10 and Section 9.12.

SECTION 9.10 Remedies. The remedies provided in Section 8.02 shall be the sole and exclusive remedies conferred herein or by law or equity to each party to this Agreement; provided that in the event any party acts fraudulently, with intentional misconduct or otherwise willfully breaches this Agreement, the non-breaching party shall be entitled to any other remedy at law or in equity and any and all remedies conferred upon such party in Section 8.02 will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The Lenders and each Indemnified Party (as defined in the Debt Commitment Letters) are express third-party beneficiaries of this Section 9.10.

SECTION 9.11 Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  The parties hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery (or any proper appellate court thereof) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the courts described above, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the courts described above.

SECTION 9.12 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  The Lenders and each Indemnified Party (as defined in the Debt Commitment Letters) are express third-party beneficiaries of this Section 9.12.

SECTION 9.13 Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.14 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of Pioneer, Acadia and Merger Sub have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PHC, INC.

By	/s/ Bruce A. Shear
Name: Bruce A. Shear
Title: President and Chief Executive Officer

ACADIA HEALTHCARE COMPANY, INC.

By	/s/ Joey Jacobs
Name: Joey Jacobs
Title: Chairman and Chief Executive Officer

ACADIA MERGER SUB, LLC

By	/s/ Joey Jacobs
Name: Joey Jacobs
Title: Chairman and Chief Executive Officer